UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )

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☑	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12
DRIL-QUIP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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2023 Notice of Shareholder Meeting and Proxy Statement DRIL-QUIP® Empowering Momentum

ESG

“Environmental, Social and Governance (ESG) is an important focus area at Dril-Quip. We are committed to operating in a manner that promotes human rights, health and safety, and ethical behavior in all the countries in which we conduct business, reducing our own greenhouse gas emissions footprint, and helping the world transition to a low-carbon future. As a Participant of the United Nations (UN) Global Compact, we support the organization’s Ten Principles on human rights, labor, environment, and anti-corruption.”

- Jeffrey J. Bird, President and Chief Executive Officer

Environment

We recognize that climate change is an issue that warrants attention across all aspects of our business. We are committed to environmental stewardship by actively engaging in sustainable practices throughout our operations and doing our part, as a member of the greater energy industry, to deliver products that allow our customers to responsibly provide greater access to affordable, reliable energy for people everywhere. All of our major manufacturing facilities are compliant with OHSAS 18001 (occupational health and safety management systems) and are certified to ISO 14001 (for environmental management systems). In alignment with our Goal Zero initiative, we strive to improve our HSE policies to minimize safety risks and hazards.

Social

We are committed to building a diverse, inclusive, engaged, and empowered workforce to enable us to manage our business with a focus on health and safety, the environment, ethical behavior, quality and being a good corporate citizen in all countries in which we operate. We have a long-standing commitment to support equal opportunity for all. Dril-Quip is committed to providing equal opportunities in all aspects of employment and we maintain policies that prohibit any discrimination or harassment on the basis of race, color, national origin, genetic information, religion, gender, pregnancy, marital status, sexual orientation, age, disability or military service.

Governance

We have a majority independent board and split CEO and chairperson roles, factors which are aligned with long-term shareholder interests. Our Corporate Governance Guidelines include the Company’s policies regarding the Board of Directors, including but not limited to, director qualifications and responsibilities, election of directors, director compensation, and stock ownership guidelines. Our Code of Business Conduct and Ethical Practices articulates our corporate values and explains how they should guide ethical decision-making for all of our employees, officers, directors, and subsidiaries. It is designed to ensure that how we do business is fully aligned with our values and applicable laws and regulations in regions and countries that we operate in. Our Code of Business Conduct and Ethical Practices applies to all directors, officers, and employees of the Company and is the foundation of our compliance program. Our Anti-Corruption Policy prohibits all forms of bribery, including the payment of money, offers, gifts, promises to give, or authorizations of the giving of anything of value to any foreign official (including employees of foreign national oil companies) for the purpose of securing a business advantage.

Dril-Quip, Inc. 2050 West Sam Houston Parkway S., Suite 1100 Houston, Texas 77042

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders to be held at the worldwide headquarters of Dril-Quip, Inc. (“we,” “Company” or “Dril-Quip”), 2050 West Sam Houston Parkway S., Suite 1100, Houston, Texas 77042, on May 16, 2023 at 8:30 a.m., Houston time. For those of you who cannot be present at this annual meeting, we urge that you participate by voting your proxy over the Internet, by telephone or mail at your earliest convenience.

This booklet includes the notice of the meeting and the proxy statement, which contains information about the Board of Directors of the Company (the “Board” or “Board of Directors) and its committees and personal information about the nominees for the Board. Other matters on which action is expected to be taken during the meeting are also described.

It is important that your shares are represented at the meeting, whether or not you are able to attend personally. Accordingly, please vote your proxy over the Internet, by telephone or, if printed proxy materials are mailed to you, by signing, dating and mailing promptly the enclosed proxy in the envelope provided.

“I am proud to reconfirm for 2023 that our Company supports the Ten Principles of the United Nations Global Compact on human rights, labor, environment, and anti-corruption.”

On behalf of the Board of Directors, thank you for your continued support. Jeffrey J. Bird Chief Executive Officer

March 28, 2023

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

DATE: May 16, 2023 TIME: 8:30 a.m., Houston time PLACE: Company’s corporate headquarters 2050 West Sam Houston Parkway S., Suite 1100 Houston, Texas 77042 RECORD DATE: March 20, 2023

AGENDA:

1.  To elect the two nominees named in the Proxy Statement as directors to serve for a three-year term (Proposal 1).

2.  To approve the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for 2023 (Proposal 2).

3.  To conduct a non-binding advisory vote to approve the Company’s compensation of its named executive officers (Proposal 3).

4.  To conduct a non-binding advisory vote on the frequency of future advisory votes to approve executive compensation (Proposal 4).

5.  To transact such other business as may properly come before the meeting or any reconvened meeting after an adjournment thereof.

The Board of Directors has fixed March 20, 2023 as the record date for determining stockholders entitled to notice of, and to vote at, the meeting or any reconvened meeting after an adjournment thereof, and only holders of common stock of record at the close of business on that date will be entitled to notice of, and to vote at, the meeting or any reconvened meeting after an adjournment.

You are cordially invited to attend the meeting in person. Even if you plan to attend the meeting, however, you are requested to vote your proxy over the Internet, by telephone or, if printed proxy materials are mailed to you, by marking, signing, dating and returning the accompanying proxy in the envelope provided as soon as possible.

By Order of the Board of Directors

Jeffrey J. Bird

Chief Executive Officer

March 28, 2023

PROXY VOTING

Your vote is important. Please vote promptly so your shares can be represented, even if you plan to attend the annual meeting. You can vote by Internet at http://www.envisionreports.com/DRQ.com, by telephone at 1-800-652-8683 or by requesting a printed copy of the proxy materials and using the proxy card enclosed with the printed materials.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 16, 2023.

The Proxy Statement, our annual report and other proxy materials are available at http://www.edocumentview.com/DRQ.

PROXY STATEMENT INTRODUCTION

PROXY STATEMENT

Introduction

This proxy statement is furnished in connection with the solicitation by the Board of Directors of Dril-Quip, Inc., a Delaware corporation, of proxies from the holders of our common stock, par value $0.01 per share, for use at the 2023 Annual Meeting of Stockholders to be held at the time and place and for the purposes set forth in the accompanying notice. We are furnishing proxy materials to our stockholders primarily via the Internet, instead of mailing printed copies of those materials to each stockholder. We expect to provide notice and electronic delivery of this proxy statement and the accompanying proxy to stockholders on or about March 28, 2023. If you would prefer to receive a paper copy of our proxy materials, please follow the instructions included in the notice.

In addition to the solicitation of proxies by mail, proxies may also be solicited by telephone or personal interview by our regular employees. We will pay all costs of soliciting proxies. We will also reimburse brokers or other persons holding stock in their names or in the names of their nominees for their reasonable expenses in forwarding proxy materials to beneficial owners of such stock.

Record Date And Voting Securities

As of the close of business on March 20, 2023, the record date for determining stockholders entitled to notice of and to vote at the annual meeting, we had outstanding and entitled to vote 34,171,856 shares of common stock. Each share entitles the holder to one vote on each matter submitted to a vote of stockholders.

The requirement for a quorum at the annual meeting is the presence in person or by proxy of holders of a majority of the outstanding shares of our common stock. Proxies indicating stockholder abstentions and shares represented by “broker non-votes” (i.e., shares held by brokers or nominees for which instructions have not been received from the beneficial owners or persons entitled to vote and for which the broker or nominee does not have discretionary power to vote on a particular matter) will be counted for purposes of determining whether there is a quorum at the annual meeting. Votes cast by proxy or in person at the annual meeting will be counted by the persons appointed as election inspectors for the annual meeting.

Brokers holding shares must vote according to specific instructions they receive from the beneficial owners of those shares. If brokers do not receive specific instructions, brokers may in some cases vote the shares in their discretion. However, the New York Stock Exchange, or NYSE, precludes brokers from exercising voting discretion on certain proposals without specific instructions from the beneficial owner. Importantly, NYSE rules expressly prohibit brokers holding shares in “street name” for their beneficial holder clients from voting on behalf of those clients in uncontested director elections or on matters that relate to executive compensation without receiving specific voting instructions from those clients. Under NYSE rules, brokers will have discretion to vote only on Proposal 2 (approval of the appointment of independent registered public accounting firm). Brokers cannot vote on Proposal 1 (election of directors), Proposal 3 (advisory vote to approve executive compensation) or Proposal 4 (advisory vote to approve the frequency of future advisory votes on executive compensation) without instructions from the beneficial owners. If you do not instruct your broker how to vote on these matters, your broker will not vote for you.

All duly executed proxies received prior to the annual meeting will be voted in accordance with the choices specified thereon and, in connection with any other business that may properly come before the meeting, in the discretion of the persons named in the proxy. As to any matter for which no choice has been specified in a duly executed proxy, the shares represented thereby will be voted FOR the election as director of the nominees listed herein, FOR approval of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm, FOR approval, on an advisory basis, of the compensation of our named executive officers, FOR, on an advisory basis, holding future advisory votes on executive compensation EVERY YEAR and in the discretion of the persons named in the proxy in connection with any other business that may properly come before the annual meeting.

A stockholder giving a proxy may revoke it at any time before it is voted at the annual meeting by filing with the Corporate Secretary at our executive offices a written instrument revoking it, by delivering a duly executed proxy bearing a later date or by appearing at the annual meeting and voting in person. Our executive offices are located at 2050 West Sam Houston Parkway S., Suite 1100, Houston, Texas 77042. For a period of ten days prior to the annual meeting, a complete list of stockholders entitled to vote at the annual meeting will be available for inspection by stockholders of record during ordinary business hours for proper purposes at our executive offices.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number of shares of our common stock beneficially owned directly or indirectly as of March 20, 2023 or as otherwise indicated below by (i) each person who is known to us to own beneficially more than 5% of our common stock, (ii) each of our directors, director nominees and executive officers and (iii) all directors, director nominees and executive officers as a group.

	Amount of Beneficial Ownership
Name of Beneficial Owner (1)	Number of Shares	Percent of Stock

Jeffrey J. Bird (2)	134,144	*

Kyle F. McClure (2)	62,845	*

John V. Lovoi (2)	60,580	*

James C. Webster (2)	58,795	*

Terence B. Jupp (2)	52,294	*

Steven L. Newman (2)	49,550	*

Amy B. Schwetz (2)	31,925	*

Donald M. Underwood (2)	18,215	*

Darryl K. Willis (2)	15,557	*

Carri A. Lockhart	7,044	*

All current directors and executive officers as a group (10 persons) (3)	503,949	1.5%

BlackRock, Inc. (4)	5,666,372	16.6%
55 East 52nd Street
New York, NY 10055

The Vanguard Group (5)	3,708,769	10.9%
100 Vanguard Boulevard
Malvern, PA 19355

Kayne Anderson Rudnick Investment Management LLC (6)	2,300,622	6.7%
1800 Avenue of the Stars, 2nd Floor
Los Angeles, CA 90067

GAMCO Investors, Inc. et al. (7)	1,764,459	5.2%
One Corporate Center
Rye, New York 10580-1435

*	Less than 1%.
(1)

Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock. The address of each such person, unless otherwise provided, is 2050 West Sam Houston Parkway S., Suite 1100, Houston, Texas 77042.

(2)

Includes restricted stock held directly in the amount of 91,095 shares by Mr. Bird, 41,570 shares by Mr. Webster, 55,352 shares by Mr. McClure and 15,162 shares by Mr. Underwood. Includes restricted stock held directly in the amount of 11,917 shares by Mr. Lovoi, 11,760 shares by Mr. Jupp, 10,800 shares by Mr. Newman, 7,044 shares by Ms. Lockhart, 11,350 shares by Ms. Schwetz and 9,610 shares by Mr. Willis.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

(3)	Includes Jeffrey J. Bird, James C. Webster, Kyle F. McClure, Donald M. Underwood, John V. Lovoi, Terence B. Jupp, Steven L. Newman, Amy B. Schwetz, Darryl K. Willis and Carri A. Lockhart.
(4)

Number of shares based on a Schedule 13G/A filed with the Securities and Exchange Commission (“SEC”) on January 26, 2023. Such filing indicates that BlackRock, Inc. has sole voting power with respect to 5,572,532 shares and sole dispositive power with respect to 5,666,372 shares.

(5)

Number of shares based on a Schedule 13G/A filed with the SEC on February 9, 2023. Such filing indicates that The Vanguard Group has sole voting power with respect to 0 shares, shared voting power with respect to 24,715 shares, sole dispositive power with respect to 3,654,804 shares and shared dispositive power with respect to 53,965 shares.

(6)

Number of shares based on a Schedule 13G/A filed with the SEC on February 14, 2023. Such filing indicates that Kayne Anderson Rudnick Investment Management LLC has sole voting power with respect to 1,946,343 shares, shared voting power with respect to 1,022,116 shares, sole dispositive power with respect to 2,300,622 shares and shared dispositive power with respect to 1,022,116 shares.

(7)

Number of shares based on a Schedule 13G/A filed with the SEC on February 11, 2022. Such filing indicates that Gabelli Funds, LLC has sole voting and dispositive power with respect to 290,900 shares, (ii) GAMCO Asset Management Inc. has sole voting power with respect to 1,714,459 shares and sole dispositive power with respect to 1,764,659 shares, (iii) Gabelli & Company Investment Advisers, Inc. has sole voting and dispositive power with respect to 3,200 shares, (iv) Gabelli Foundation, Inc. has sole voting and dispositive power with respect to 8,000 shares, (v) MJG Associates, Inc. has sole voting and dispositive power with respect to 12,600 shares, and (vi) GGCP, Inc. has sole voting and dispositive power with respect to 5,500 shares.

PROPOSAL 1    Election of Directors

PROPOSAL 1    Election of Directors

Our Board of Directors is divided into three classes, Class I, Class II and Class III, with staggered terms of office ending in 2025, 2023 and 2024, respectively. The term for each class expires on the date of the third annual stockholders’ meeting for the election of directors following the most recent election of directors for such class. Each director holds office until the next annual meeting of stockholders for the election of directors of their class or until their successor has been duly appointed or elected and qualified.

Our Board of Directors has nominated each of Mr. Bird and Mr. Lovoi for election as a director to serve a three-year term expiring on the date of the annual meeting of stockholders to be held in 2026 (or until a successor is duly appointed or elected and qualified). Messrs. Bird and Lovoi currently serve as members of our Board of Directors. In accordance with our bylaws, directors are elected by a majority of the votes cast at the meeting. This means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director. Abstentions and broker non-votes will not affect the outcome of the vote. For additional information on the election of directors, see “Corporate Governance Matters — Majority Voting in Director Elections.”

Our Board of Directors has no reason to believe that Messrs. Bird and Lovoi will not be candidates for director at the time of the annual meeting or will be unable to serve as directors. If Mr. Bird or Mr. Lovoi becomes unavailable for election, our Board of Directors can name a substitute nominee, and proxies will be voted for the substitute nominee pursuant to discretionary authority, unless withheld.

Board Composition

PROPOSAL 1    Election of Directors

Skills Matrix Lite

Skill	Total of 7
Senior Leadership Experience	7
Global Expertise	6
Public Company Experience	4
Oil and Gas Industry Experience	5
Financial Expertise	3
Engineering and Technology	5
Investment Expertise	2

The Board of Directors recommends that you vote FOR the election of the nominees listed below. Properly dated and signed proxies will be so voted unless authority to vote in the election of directors is withheld.

Nominees for Class II Director for Three-Year Term to Expire in 2026

The following sets forth information concerning the nominees for election as a director at the annual meeting, including each nominee’s age as of March 20, 2023, position with us, business experience during the past five years and the experiences, qualifications, attributes or skills that caused our Nominating and Governance Committee and the Board to determine that the nominees should serve as directors of the Company.

JEFFREY J. BIRD
Chief Executive Officer Age: 56 Director Since: 2022

Mr. Bird has been a Class II director and the Chief Executive Officer of the Company since January 2022. Since joining the Company in March 2017 as Vice President and Chief Financial Officer, Mr. Bird has held several executive management positions of increasing responsibility, including as President and Chief Operating Officer. Prior to joining the Company, Mr. Bird was Executive Vice President and Chief Financial Officer of Frank’s International, a provider of engineered tubular services to the oil and gas industry, and prior to that, he was the Vice President of Finance and Chief Financial Officer of Ascend Performance Materials, a provider of chemicals, fibers and plastics in Houston, Texas. Earlier in his career, Mr. Bird served in a variety of finance and operating roles primarily in the industrial manufacturing sector including serving as a division Chief Financial Officer at Danaher Corporation. Mr. Bird holds a BA in Accounting from Cedarville University.

Qualifications: Mr. Bird was selected to serve as a director because he is our Chief Executive Officer with extensive knowledge of the Company, its operations and people, and he has demonstrated operational and financial knowledge in different industries during his career.

PROPOSAL 1    Election of Directors

JOHN V. LOVOI
Chair of the Board Age: 62 Director Since: 2005 Board Committees: • Nominating and Governance (Chair) • Audit • Compensation

Mr. Lovoi has been a Class II director since May 2005 and Chair of the Board since October 2011. He is also chair of the Nominating and Governance Committee and a member of the Audit Committee and the Compensation Committee of the Board of Directors. He is the Managing Partner of JVL Advisors LLC, a private energy investment company established in 2002. From January 2000 to August 2002, Mr. Lovoi was a Managing Director at Morgan Stanley Incorporated, and during this period served as head of the firm’s Global Oil and Gas Research practice and then as head of the firm’s Global Oil and Gas Investment Banking practice. From 1995 to 2000, he was a leading oilfield services and equipment research analyst for Morgan Stanley. Prior to joining Morgan Stanley, he spent two years as a senior financial executive at Baker Hughes and four years as an energy investment banker with Credit Suisse First Boston. Mr. Lovoi also serves as a director of Helix Energy Solutions Group, an energy services company, and as chair of the board of directors of Epsilon Energy, Ltd., an oil and gas company based in Canada. Mr. Lovoi holds a Bachelor of Science degree in chemical engineering from Texas A&M University and an MBA degree from the University of Texas.

Qualifications: Mr. Lovoi was selected to serve as a director due to his financial expertise and energy industry insight, as well as his experience as a director of other public companies.

Information Concerning Class I and Class III Directors

The following sets forth information concerning the Class I and Class III directors whose present terms of office will expire at the 2025 and 2024 annual meetings of stockholders, respectively, including each director’s age as of March 20, 2023, position with us, if any, business experience during the past five years and the experiences, qualifications, attributes or skills that caused our Nominating and Governance Committee and the Board to determine that the nominees should serve as directors of the Company.

Class I

TERENCE B. JUPP
Age: 63 Director Since: 2012 Board Committees: • Compensation (Chair) • Audit • Nominating and Governance

Mr. Jupp has been a Class I director since November 2012. He is a member of the Audit Committee and the Nominating and Governance Committee and chair of the Compensation Committee of the Board of Directors. Mr. Jupp serves as Managing Director of EIG Global Energy Partners, a global energy investment firm, a position he has held since April 2015. Mr. Jupp has served as Chief Operating Officer of Breakwater Energy, an EIG subsidiary that holds oil and gas interests, since September 2022, and as Chief Operating Officer of MidOcean Energy, an EIG-controlled LNG company, since October 2022. From April 2015 until March 2021, he was the Chief Operating Officer of Harbour Energy Ltd., a company that was owned by EIG and that held and operated upstream and midstream energy assets globally. Earlier in his career, Mr. Jupp was employed by Anadarko Petroleum as Vice President International Operations – Americas/Far East following its acquisition of Kerr-McGee Oil and Gas. While with Kerr-McGee, he served in various management positions domestically and internationally, including as Vice President – International Exploration and Production. Mr. Jupp serves as a director of Maverick Natural Resources, LLC, a private oil and gas company focused on long-lived reserves in the U.S., and previously served as a director of Chrysaor Holdings Limited, a private oil and gas company that was the largest oil and gas producer in the UK North Sea. Mr. Jupp holds a Bachelor of Science degree in petroleum engineering from Texas A&M University.

Qualifications: Mr. Jupp was selected to serve as a director due to his executive experience with oil and gas exploration companies, including his international experience in the energy industry.

PROPOSAL 1    Election of Directors

CARRI A. LOCKHART
Age: 51 Director Since: 2022 Board Committees: • Audit • Nominating and Governance • Compensation

Ms. Lockhart has been a Class I director since March 2022. She is a member of the Audit Committee, the Nominating and Governance Committee, and the Compensation Committee of the Board of Directors. From June 2021 until March 2022, Ms. Lockhart was Executive Vice President of Technology, Digital and Innovation at Equinor ASA. From August 2018 until June 2021, she was Senior Vice President – Development & Production International Portfolio and Partner Operations at Equinor and from May 2016 until August 2018, she was Senior Vice President – Development Production Offshore US (which also included Mexico offshore operations) at Equinor. Prior to joining Equinor in 2016, Ms. Lockhart was employed by Marathon Oil Company for over 20 years in various management, operational and technical positions both domestically and internationally, including as Regional Vice President – Eagle Ford, Regional Vice President – Bakken and Regional Vice President – United Kingdom. Ms. Lockhart also serves as a director of The Williams Companies, Inc., an energy infrastructure company, and Ascent Resources, LLC, an oil and gas company focused on production in the Utica Shale. Ms. Lockhart holds a Bachelor of Science degree in petroleum engineering from Montana Technological University.

Qualifications: Ms. Lockhart was selected to serve as a director due to her executive experience in energy transition, innovation and digital matters, her executive experience within the oil and gas industry and her international experience.

DARRYL K. WILLIS
Age: 53 Director Since: 2021 Board Committees: • Audit • Nominating and Governance • Compensation

Mr. Willis has been a Class I director since June 2021. He is member of the Audit Committee, the Nominating and Governance Committee and the Compensation Committee of the Board of Directors. Mr. Willis is Corporate Vice President, Energy of Microsoft Corporation, a position he has held since 2019. From 2018 to 2019, he was Vice President – Oil, Gas and Energy, Google Cloud at Google, Inc. From 1993-2017, he served in various technical, operational and management positions at BP plc internationally and in the United States, including as Senior Vice President of Reservoir Development and Vice President – L48 Onshore Gas at BP America, General Manager of BP Angola, and Vice President – Technology Operations at BP-TNK in Moscow. Mr. Willis also serves as a director of Nine Energy Service, Inc., an NYSE-listed company that provides completion and production services primarily for North American unconventional oil and gas resource development, and the American Bureau of Shipping, a non-profit corporation that provides global classification and assessment services to the marine and offshore industries for vessel design and integrity. Mr. Willis holds a Bachelor of Science degree from Northwestern State University, a Master of Science degree in Geology from the University of New Orleans, and a Master of Science degree in management from the Stanford University Graduate School of Business.

Qualifications: Mr. Willis was selected to serve as a director due to his executive experience with a Fortune 100 technology company, his executive background within the oil and gas industry and his international experience.

PROPOSAL 1    Election of Directors

Class III

STEVEN L. NEWMAN
Age: 58 Director Since: 2015 Board Committees: • Audit • Nominating and Governance • Compensation

Mr. Newman has been a Class III director since August 2015. He is member of the Audit Committee, the Nominating and Governance Committee and the Compensation Committee of the Board of Directors. Mr. Newman is Chairman and CEO of Aquadrill LLC, a private company engaged in the offshore contract drilling industry, a position he has held since May 2021. From March 2010 until February 2015, he was President and Chief Executive Officer and a member of the Board of Directors of Transocean Ltd., a global offshore drilling company. From 1994 to 2010, Mr. Newman was employed by Transocean in various management and operational positions. Mr. Newman also serves as a director of SNC-Lavalin Group Inc., a worldwide engineering and construction company based in Montreal. Mr. Newman holds a Bachelor of Science degree in petroleum engineering from the Colorado School of Mines and an MBA from the Harvard University Graduate School of Business.

Qualifications: Mr. Newman was selected to serve as a director due to his executive experience within the oil and gas industry, his international experience and his public company background.

AMY B. SCHWETZ
Age: 48 Director Since: 2019 Board Committees: • Audit (chair) • Nominating and Governance • Compensation

Ms. Schwetz has been a Class III director of the Company since September 2019. She is chair of the Audit Committee and a member of the Nominating and Governance Committee and the Compensation Committee of the Board of Directors. Ms. Schwetz was appointed Senior Vice President and Chief Financial Officer of Flowserve Corporation, a leading provider of flow control products and services that is NYSE-listed, in February 2020. Prior to that, she was Executive Vice President and Chief Financial Officer of Peabody Energy Corporation, an NYSE-listed global coal company based in St. Louis, Missouri. From 2005 to 2015, she served in various financial management positions at Peabody internationally and in the United States, including as Senior Vice President of Finance and Administration – Australia, Senior Vice President of Finance and Administration – Americas, Vice President of Investor Relations and Vice President of Capital and Financial Planning. Prior to that, she worked for Ernst & Young LLP, an international accounting firm, in its audit practice. Ms. Schwetz holds a Bachelor of Science degree in Accounting from Indiana University.

Qualifications: Ms. Schwetz was selected to serve as a director due to her executive experience with a publicly-traded company in the energy industry, her international experience and her extensive financial and accounting background.

CORPORATE GOVERNANCE MATTERS

CORPORATE GOVERNANCE MATTERS

Board Leadership Structure

The offices of Chair of the Board and Chief Executive Officer are currently separate and have been separate since October 2011. At that time, the Board of Directors appointed Mr. Lovoi as Chair of the Board.

The Board does not have a policy requiring either that the positions of the Chair of the Board and the Chief Executive Officer should be separate or that they should be occupied by the same individual. The Board believes that this issue is properly addressed as part of the succession planning process and that it is in the best interests of the Company for the Board to make a determination on the matter when it elects a new chief executive officer or at other times consideration is warranted by circumstances. The Board believes that this structure enables it to fulfill its oversight role in determining the manner in which its leadership is configured with a view toward flexibility and maintaining a structure that best serves our Company and its stockholders.

The Board believes that the current separation of these two important roles is in the best interest of the Company and its stockholders at this time. This structure permits the Chair to direct board operations and lead the Board in its oversight of management and the Chief Executive Officer to develop and implement the Company’s board-approved strategic vision and manage its day-to-day business. The separation of duties also allows Mr. Lovoi and Mr. Bird to focus on their responsibilities as Chair and Chief Executive Officer, respectively. The Board believes that the independent board chair helps provide an opportunity for Board members to provide more direct input to management in shaping our organization and strategy and strengthens the Board’s independent oversight of management. To that end, at each regularly scheduled Board meeting, our non-management directors hold executive sessions at which our management is not in attendance. Mr. Lovoi, as Chair, presides at these sessions.

Board’s Role in the Oversight of Risk Management

The Board: The Board of Directors has ultimate oversight responsibility for our system of enterprise risk management. Management is responsible for developing and implementing our program of enterprise risk management.

Audit Committee: The Audit Committee has been designated to take the lead in overseeing our risk management process and overall risk management system at the Board level. Accordingly, the Audit Committee meets periodically with management to review our major risk exposures, including risks associated with information technology, cybersecurity and data privacy and protection, and the steps management has taken to monitor and control those exposures. The Audit Committee also monitors our risk management policies and guidelines concerning risk assessment and risk management. In this role, the Audit Committee receives reports from management and other advisors and analyzes our risk management process and system, the nature of the material risks we face and the adequacy of our policies and procedures designed to respond to and mitigate these risks.

Compensation Committee: The Compensation Committee has made an assessment of whether compensation policies and practices create risks that are reasonably likely to have a material adverse effect on us and has concluded that they do not create such risks as presently constituted.

CORPORATE GOVERNANCE MATTERS

Determinations of Director Independence

Under rules adopted by the NYSE, no board member qualifies as independent unless the Board of Directors affirmatively determines that the director has no material relationship with us. In evaluating each director’s independence, the Board considers all relevant facts and circumstances in making a determination of independence. In particular, when assessing the materiality of a director’s relationship with us, the Board considers the issue not merely from the standpoint of the director, but also from the standpoint of persons or organizations with which the director has an affiliation.

As contemplated by the rules of the NYSE then in effect, the Board adopted categorical standards in 2004 to assist the Board of Directors in making independence determinations. As set forth in our Corporate Governance Guidelines, a relationship falls within the categorical standard if it:

•	is not a type of relationship that would preclude a determination of independence under Section 303A.02(b) of the New York Stock Exchange Listed Company Manual;

•

consists of charitable contributions by us to an organization where a director is an executive officer and does not exceed the greater of $1 million or 2% of the organization’s gross revenue in any of the last three years; or

•	is not a type of relationship that would require disclosure in the proxy statement under Item 404 of Regulation S-K of the SEC.

In its determination of independence, the Board of Directors reviewed and considered all relationships and transactions between each director, their family members or any business, charity or other entity in which the director has an interest, on the one hand, and we, our affiliates, or our senior management has an interest, on the other. The Board considered the relationships and transactions in the context of the NYSE’s objective listing standards, the categorical standards noted above and the additional standards established for members of audit, compensation and governance committees. As part of its review, the Board considered the following:

•

Mr. Willis’s employment as a corporate officer of Microsoft Corporation (“Microsoft”) and that the Company made payments of approximately $142,000 in 2022 for products and services provided by Microsoft. These payments represent approximately 0.04% of the Company’s gross revenues in 2022, and approximately 0.0001% of Microsoft’s consolidated revenues in 2022.

•

Mr. Newman’s employment as CEO of Aquadrill LLC and that Aquadrill made payments of approximately $28,135 to the Company in 2022. These payments represent approximately 0.001% of the Company’s consolidated gross revenues in 2022, and less than 0.04% of Aquadrill’s consolidated gross revenues in 2022.

•

Ms. Lockhart’s prior employment as an executive officer of Equinor ASA until March 2022 and that Equinor entities made payments of approximately $1.7 million in 2022 for products and services purchased from the Company. These payments represent approximately 0.5% of the Company’s consolidated gross revenues in 2022, and approximately 0.0001% of Equinor’s consolidated gross revenues in 2022.

The Board has concluded that these transactions and relationships do not adversely affect the ability or willingness of any of Mr. Willis, Mr. Newman or Ms. Lockhart to act in the best interests of the Company and its shareholders or otherwise compromise their independence, nor are similar transactions in the future expected to adversely affect their independence. The Board took note of the fact that these transactions were ordinary course transactions on standard terms and conditions and that neither company was afforded any special benefits. The Board further noted that none of Mr. Willis, Mr. Newman or Ms. Lockhart had involvement in negotiating the terms of the purchases.

As a result of this review, the Board of Directors affirmatively determined that Mr. Jupp, Ms. Lockhart, Mr. Lovoi, Mr. Newman, Ms. Schwetz and Mr. Willis are independent from us and our management. In addition, the Board of Directors affirmatively determined that Mr. Jupp, Ms. Lockhart, Mr. Lovoi, Mr. Newman, Ms. Schwetz and Mr. Willis are independent under the additional standards for audit committee membership and compensation committee membership under rules of the SEC. The remaining director, Mr. Bird, is not independent because of his current service as a member of our senior management.

You can access our Independence Guidelines in our Corporate Governance Guidelines on the Investors section of our website at www.dril-quip.com.

CORPORATE GOVERNANCE MATTERS

Code of Business Conduct and Ethical Practices

Pursuant to NYSE rules, we have adopted the Dril-Quip, Inc. Code of Business Conduct and Ethical Practices for our directors, officers and employees. The Code of Business Conduct and Ethical Practices, which also meets the requirements of a code of ethics under Item 406 of Regulation S-K, is posted on the Investors section of our website at www.dril-quip.com. Changes in and waivers to the Code of Business Conduct and Ethical Practices for our directors and executive officers will also be posted on our website.

Majority Voting in Director Elections

Our amended and restated bylaws include a majority voting standard in uncontested director elections. This standard applies to the election of directors at this meeting. To be elected in an uncontested election, a nominee must receive more votes cast “for” that nominee’s election than votes cast “against” that nominee’s election. In contested elections, the voting standard will be a plurality of votes cast. Under our bylaws, a contested election is one at which the number of candidates for election as directors exceeds the number of directors to be elected, as determined by our Corporate Secretary as of the tenth day preceding the date we mail or deliver a notice of meeting to stockholders.

Our Corporate Governance Guidelines include director advance resignation procedures. In brief, these procedures provide that:

•

As a condition to being nominated to continue to serve as a director, an incumbent director nominee must submit an irrevocable letter of resignation that becomes effective upon and only in the event that (1) the nominee fails to receive the required vote for election to the Board at the next meeting of stockholders at which such nominee faces re-election and (2) the Board accepts such resignation;

•

As a condition to being nominated, each director candidate who is not an incumbent director must agree to submit such an irrevocable resignation upon election as a director. Similarly, the Board will only fill vacancies (including new directorships created by expansion of the Board) with candidates who agree to submit such an irrevocable letter of resignation upon appointment as a director;

•	Upon the failure of any nominee to receive the required vote, the Nominating and Governance Committee makes a recommendation to the Board on whether to accept or reject the resignation;

•	The Board takes action with respect to the resignation and publicly discloses its decision and the reasons therefor within 90 days from the date of the certification of the election results; and

•

The resignation, if accepted, will be effective at the time specified by the Board when it determines to accept the resignation, which effective time may be deferred until a replacement director is identified and appointed to the Board.

Our Corporate Governance Guidelines can be found on the Investors section of our website at www.dril-quip.com.

Committees of the Board of Directors

The Board of Directors has appointed three committees: the Audit Committee, the Nominating and Governance Committee and the Compensation Committee.

Audit Committee

The current members of the Audit Committee are Ms. Schwetz, who serves as Chair, Mr. Jupp, Ms. Lockhart, Mr. Lovoi, Mr. Newman and Mr. Willis. The Board of Directors has determined that Ms. Schwetz is an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K promulgated by the SEC. In addition, the Company believes that certain other members of the Audit Committee could also qualify as “audit committee financial experts” if needed in the future.

CORPORATE GOVERNANCE MATTERS

The Board of Directors has approved the Audit Committee Charter, which contains a detailed description of the Audit Committee’s duties and responsibilities. Under the charter, the Audit Committee has been appointed by the Board of Directors to assist the Board in overseeing (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) the independent auditor’s independence, qualifications and performance and (iv) the performance of our internal audit function. The Audit Committee also has direct responsibility for the appointment, compensation and retention of our independent auditors.

Compensation Committee

The current members of the Compensation Committee are Mr. Jupp, who serves as Chair, Ms. Lockhart, Mr. Lovoi, Mr. Newman, Ms. Schwetz and Mr. Willis.

The Board of Directors has approved the Compensation Committee Charter, which contains a detailed description of the Compensation Committee’s responsibilities. Under the charter, the Compensation Committee assists the Board in establishing the compensation of our directors and executive officers in a manner consistent with our stated compensation strategy, internal equity considerations, competitive practice and the requirements of applicable law and regulations and rules of applicable regulatory bodies.

Nominating and Governance Committee

The current members of the Nominating and Governance Committee are Mr. Lovoi, who serves as Chair, Ms. Lockhart, Mr. Jupp, Mr. Newman, Ms. Schwetz and Mr. Willis.

The Board of Directors has approved the Nominating and Governance Committee Charter, which contains a detailed description of the Nominating and Governance Committee’s responsibilities. Under the charter, the Nominating and Governance Committee identifies and recommends individuals qualified to become Board members, consistent with criteria approved by the Board, and assists the Board in determining the composition of the Board and its committees, in monitoring a process to assess Board and committee effectiveness and in developing and implementing our corporate governance guidelines, practices and procedures. The Nominating and Governance Committee has the authority to engage a third-party consultant at any time.

Selection of Nominees for the Board of Directors

Identifying Candidates

The Nominating and Governance Committee solicits ideas for potential Board candidates from a number of sources, including members of the Board of Directors, our executive officers, individuals personally known to the members of the Nominating and Governance Committee and research. In addition, the Nominating and Governance Committee will consider candidates submitted by stockholders. Any such submissions should include the candidate’s name and qualifications for Board membership and should be directed to our Corporate Secretary at the address indicated on the first page of this proxy statement. Although the Board does not require the stockholder to submit any particular information regarding the qualifications of the stockholder’s candidate, the level of consideration that the Nominating and Governance Committee will give to the stockholder’s candidate will be commensurate with the quality and quantity of information about the candidate that the nominating stockholder makes available to the Nominating and Governance Committee. The Nominating and Governance Committee did not receive any candidate submissions from stockholders during 2022. The Nominating and Governance Committee will consider all candidates identified through the processes described above and will evaluate each of them on the same basis.

In addition, our bylaws permit stockholders to nominate directors for election at an annual stockholders meeting whether or not such nominee is submitted to and evaluated by the Nominating and Governance Committee. To nominate a director using this process, the stockholder must follow certain procedures required by the Bylaws which are described under “Additional Information —Advance Notice Required for Stockholder Nominations and Proposals” below.

CORPORATE GOVERNANCE MATTERS

Evaluating Candidates

The members of the Nominating and Governance Committee are responsible for assessing the skills and characteristics that candidates for election to the Board should possess, as well as the composition of the Board as a whole. This assessment will include the qualifications under applicable independence standards and other standards applicable to the Board and its committees, as well as consideration of skills and experience in the context of the needs of the Board. The charter of the Nominating and Governance Committee requires the committee to evaluate each candidate for election to the Board in the context of the Board as a whole, with the objective of recommending individuals that can best perpetuate the success of our business and represent stockholder interests through the exercise of sound business judgment using their diversity of experience in a number of areas. Each candidate must meet certain minimum qualifications, including:

•	independence of thought and judgment;

•	the ability to dedicate sufficient time, energy and attention to the performance of her or his duties, taking into consideration the nominee’s service on other public company boards; and

•

skills and expertise complementary to the existing Board members’ skills; in this regard, the Nominating and Governance Committee will consider the Board’s need for operational, sales, management, financial or other relevant expertise.

The Nominating and Governance Committee may also consider the ability of the prospective candidate to work with the then-existing interpersonal dynamics of the Board and their ability to contribute to the collaborative culture among Board members.

Based on this initial evaluation, the Nominating and Governance Committee will determine whether to interview the candidate, and, if warranted, will recommend that one or more of its members and senior management, as appropriate, interview the candidate in person or by telephone. After completing this evaluation and interview process, the Nominating and Governance Committee recommends to the Board a slate of director nominees for election at the next annual meeting of stockholders or for appointment to fill vacancies on the Board.

Board Diversity

The charter of the Nominating and Governance Committee was amended in October 2017 to specifically ensure that qualified women and minority candidates are included in director searches.

Information Regarding Meetings

During 2022, the Board of Directors held five meetings. The Audit Committee met four times, the Nominating and Governance Committee met twice and the Compensation Committee met twice. During 2022, all current directors attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings of the committees of the Board of Directors held during the period of such director’s service.

We expect, but do not require, Board members to attend the annual meeting. Last year, all of our Board members attended the annual meeting.

Stockholder Communications

Stockholders and other interested parties may communicate directly with our independent directors by sending a written communication in an envelope addressed to “Board of Directors (Independent Members)” in care of the Corporate Secretary at the address indicated on the first page of this proxy statement.

CORPORATE GOVERNANCE MATTERS

Website Availability of Governance Documents

You can access our Corporate Governance Guidelines, Code of Business Conduct and Ethical Practices, Audit Committee Charter, Nominating and Governance Committee Charter and Compensation Committee Charter on the Investors section of our website at www.dril-quip.com. Information contained on our website or any other website is not incorporated into this proxy statement and does not constitute a part of this proxy statement. Additionally, any stockholder who so requests may obtain a printed copy of the governance documents from the Corporate Secretary at the address indicated on the first page of this proxy statement.

Stockholder Engagement

In order to seek continued alignment with our stockholders, our executive officers meet with our stockholders from time to time to obtain their views on our performance. The feedback received from our stockholders is also shared with our Board of Directors. Part of the recent feedback from our stockholders focuses on the need for industry consolidation, our continued efforts to operate efficiently with a reduced footprint and our ability to increase bookings as the market for our services and equipment continues to improve. In response, we again included an Adjusted EBITDA element and a Bookings element to our annual cash incentives program for 2023 to continue our focus on operational efficiencies and bookings. Similar to 2021, our 2022 performance units have a reduced payout schedule such that no more than 150% of 2022 performance shares will be earned in the event our relative total stockholder return is negative. We will continue to regularly engage with our stockholders and consider their feedback on all aspects of our performance.

RELATED PERSON TRANSACTIONS

RELATED PERSON TRANSACTIONS

The Board has adopted a written policy implementing procedures for the review, approval or ratification of related person transactions. Under the policy, a “related person” is any director, executive officer or more than 5% stockholder. The policy applies to any transaction in which (1) we are a participant, (2) any related person has a direct or indirect material interest and (3) the amount involved exceeds $120,000, but excludes any transaction that does not require disclosure under Item 404(a) of Regulation S-K. The Nominating and Governance Committee is responsible for reviewing, approving and ratifying any related person transaction. The Nominating and Governance Committee intends to approve only those related person transactions that are in, or are not inconsistent with, the best interests of us and our stockholders.

DIRECTOR COMPENSATION

DIRECTOR COMPENSATION

Overview

For the year ended December 31, 2022, the non-employee Chair of the Board received an annual fee of $175,000 and the Company’s other non-employee directors received an annual fee of $75,000. In addition, each of the non-employee chairs of the Nominating and Governance Committee, Compensation Committee and Audit Committee of the Board received a supplemental annual fee of $10,000, $15,000 and $20,000, respectively. All directors are reimbursed for their out-of-pocket expenses and other expenses incurred in attending meetings of the Board or its committees and for other expenses incurred in their capacity as directors.

Upon the recommendation of the Nominating and Governance Committee, the Board increased the number of directors that constitute the Board by one additional member, effective March 18, 2022. The Board appointed Carri A. Lockhart as a director to fill the vacancy resulting from the increase in the size of the Board, and she commenced providing services on the Board as of March 18, 2022, the effective date of her appointment to the Board. Mr. Shukis did not stand for re-election to the Board in 2022 and therefore ceased to serve as a member of the Board on May 17, 2022, which was the date of the Company’s 2022 annual meeting. The fees paid to Ms. Lockhart and Mr. Shukis with respect to their services during 2022 are set forth in the table below.

Under the Company’s 2017 Omnibus Incentive Plan (the “2017 Incentive Plan”), non-employee directors may be granted awards in the form of stock options, stock appreciation rights, stock awards, cash awards or performance awards. Upon the recommendation of the Compensation Committee, the Board granted 6,013 shares of restricted stock to each of Messrs. Lovoi, Jupp, Newman, and Willis and Mss. Schwetz and Lockhart in October 2022 under the 2017 Incentive Plan. Such shares of restricted stock vest on the first anniversary of the date of grant subject to such director’s continued service through such date. Mr. Shukis did not receive such an award as he was not a director on such date.

Director Stock Compensation Program

We maintain a stock compensation program for non-employee directors under the 2017 Incentive Plan. Under this program, non-employee directors may elect to receive all or a portion of their board and committee fees (but not expense reimbursements) in the form of restricted stock awards in an amount equal to 125% of such fees in lieu of cash. Each director may elect to take fees in the form of restricted stock prior to the beginning of the subject calendar year. Each director taking fees in the form of restricted stock receives their award attributable to a calendar quarter effective as of the first day of the next calendar quarter in an amount equal to 125% of the cash equivalent of their fees, with the number of shares determined by the closing stock price on the last trading day of the calendar quarter for which the fees are being determined. These awards fully vest on the first day of the second calendar year following issuance. The director stock compensation program is intended to encourage non-employee directors to acquire and hold common stock of the Company to align the interests of directors and the Company’s other stockholders. Each of the non-employee directors elected to take all or a portion of their Board fees in the form of restricted stock during 2022, and each of the non-employee directors has elected to take all or a portion of their Board fees in the form of restricted stock during 2023.

Director Stock Ownership Guidelines

We maintain stock ownership guidelines applicable to our directors under which each non-employee director is expected to own Dril-Quip common stock valued at five times the then current annual cash retainer paid to such director. If, however, at any time the Chair of the Board is a non-employee and is receiving a retainer greater than that paid to the non-employee directors who are not Chair, the Board Chair is generally expected to own common stock valued at five times the then current annual cash retainer paid to non-employee directors who are not Board Chair. New directors are expected to attain the specified level of ownership within five years of becoming a director. At its most recent meeting, the Nominating and Governance Committee confirmed that all directors are in compliance with our stock ownership guidelines or within the time period for acquiring the requisite share holdings.

DIRECTOR COMPENSATION

Director Compensation Table

The following table sets forth a summary of the compensation paid to our non-employee directors in relation to 2022:

Name	Fees Earned or Paid in Cash(1)	Stock Awards (2) (3)	Total

John V. Lovoi	$185,000	$162,991	$347,991

Alexander P. Shukis	$37,500	$5,921	$43,421

Terence B. Jupp	$90,000	$162,375	$252,375

Steven L. Newman	$75,000	$158,638	$233,638

Amy B. Schwetz	$95,000	$159,887	$254,887

Darryl K. Willis	$75,000	$153,954	$228,954

Carri. A Lockhart	$56,250	$142,335	$198,585

(1)

Amounts include fees that each director elected to take in the form of restricted stock. Each director taking fees in the form of restricted stock receives his or her award in an amount equal to 125% of the cash equivalent of his or her fees. This 25% incremental value for awards granted in 2022 has been reflected in the column entitled “Stock Awards”.

(2)

Amounts reflect the aggregate grant date fair value of restricted stock awarded to each of the directors in 2022 with respect to their annual grants under the 2017 Incentive Plan as well as the portion of the restricted stock issued in 2022 in lieu of cash fees representing a 25% incremental value over the foregone cash fees. If a non-employee director elects to receive restricted stock for their fees relating to the fourth quarter of the fiscal year, such shares of restricted stock are granted during the first quarter of the subsequent fiscal year. As such, this column includes restricted stock issued in lieu of fees pertaining to the fourth quarter of 2021 but excludes restricted stock issued in January of 2023 pertaining to foregone fees for the fourth quarter of 2022.

The aggregate grant date fair values are computed in accordance with FASB ASC 718, “Share-Based Payment” (“ASC 718”), for the following shares of restricted stock granted during 2022:

Name	Restricted Stock

John V. Lovoi	10,854

Alexander P. Shukis	1,151

Terence B. Jupp	10,725

Steven L. Newman	9,938

Amy B. Schwetz	10,258

Darryl K. Willis	8,748

Carri. A Lockhart	6,613

Assumptions used in the calculation of these amounts are included in footnote 17 to our audited consolidated financial statements for the fiscal year ended December 31, 2022, included in our Annual Report on Form 10-K filed with the SEC on March 1, 2023.

DIRECTOR COMPENSATION

(3)

The aggregate number of shares of restricted stock outstanding at December 31, 2022, including restricted stock issued in lieu of cash fees pursuant to the director stock compensation program, held by each director is set forth immediately below. Mr. Shukis did not hold any restricted stock as of December 31, 2022.

Name	Total Restricted Stock

John V. Lovoi	15,675

Terence B. Jupp	14,467

Carri A. Lockhart	7,044

Steven L. Newman	13,056

Amy B. Schwetz	13,376

Darryl K. Willis	8,748

EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

The primary objectives of our compensation programs are to attract and retain talented executive officers and to deliver rewards for superior corporate performance. We had four named executive officers for 2022:

Named Executive Officer	Title
Jeffrey J. Bird	President and Chief Executive Officer
Kyle F. McClure	Vice President — Chief Financial Officer
James C. Webster	Vice President — General Counsel and Secretary
Donald M. Underwood (1)	Vice President — Subsea Products
(1)	Mr. Underwood was appointed Vice President – Subsea Products on February 22, 2022. Prior to his current role, he served as the Company’s Vice President – Sales and Marketing.

The compensation of our named executive officers was determined at the discretion of the Compensation Committee (the “Committee”) and was governed in part by employment agreements entered into with those executives. The employment agreements are described below under “— Individual Agreements with Executive Officers” and “— Potential Payments Upon Termination or Change-in-Control.”

Purposes of the Executive Compensation Program

Our executive compensation program has been designed to accomplish the following objectives:

•	align executive compensation with Company and individual performance and appropriate peer group comparisons;

•	produce long-term, positive results for our stockholders;

•	create a proper balance between building stockholder wealth and executive remuneration while maintaining good corporate governance; and

•	provide market-competitive compensation and benefits that will enable us to attract, motivate and retain a talented workforce.

EXECUTIVE COMPENSATION

Administration of Executive Compensation Program

Our executive compensation program is administered by the Committee. The specific duties and responsibilities of the Committee are described in this proxy statement under “Corporate Governance Matters — Committees of the Board of Directors —Compensation Committee.” The Committee normally meets each February to determine annual incentive compensation earned during the prior year and to establish performance targets for the current year annual incentive compensation plan. The Committee also normally meets in October to determine any adjustments to base salaries for our executive officers and to award equity-based compensation. The Committee also meets at other times during the year and acts by written consent when necessary or appropriate.

2022 Compensation Highlights

Compensation determinations made for 2022 reflect our pay-for-performance philosophy and the Company’s intent to align compensation paid to our named executive officers with the interests of our stockholders. The key compensation determinations made with respect to our named executive officers for 2022 are summarized as follows:

•

Annual Base Salary Changes. The Compensation Committee normally reviews and approves base salary increases for the executive officers at its October meeting. After not making any changes to base salaries of the executive officers at its October 2021 meeting, the Compensation Committee approved base salary increases for the executive officers in October 2022 as further described below.

•

Annual Cash Incentive Compensation; Adjustment of Metrics and Restoration of Payout Targets; Met Performance Targets Resulting in Bonuses Paid at 100% of Target. The Committee made adjustments to the annual cash incentives program for 2022 to better align compensation with the Company’s objectives for 2022. While the Committee retained Bookings and its 30% weighting, the Committee replaced Free Cash Flow with Adjusted EBITDA with a weighting of 70%. These changes were made in an effort to shift focus back to operating efficiencies that are more within management’s control. The maximum payout opportunity under the plan was restored from 150% to 200% of target and the target payout opportunity was restored from 75% to 100% for all our named executive officers, which returns those payout percentages to the levels that have typically existed before being reduced to, among other things, address the impact of the COVID-19 pandemic on both the Company’s industry and its financial performance. For 2022, the Committee certified achievement of $29.9 million of Adjusted EBITDA (resulting in an Adjusted EBITDA Target Multiplier of 99%) and $271.6 million of Bookings (resulting in a Bookings Target Multiplier of 101%). Such performance yielded a performance multiplier for our annual cash incentive for named executive officers of 100%.

•

2022 Performance Unit Award Structure; Change in Peer Group Index. For the performance units awarded in October of 2022, the Compensation Committee approved a change in the peer group index from the Philadelphia Oil Service Index to the VanEck OIH Index because it has a larger number of companies that are more representative of the Company’s size. The performance units awarded in October of 2022 may be earned at 0% to 200% of the target number of units granted based on the Company’s relative total stockholder return over the three year performance period from October 1, 2022 through September 30, 2025, as measured against the VanEck OIH Index constituent companies and the S&P 500 Index. In addition, a negative adjustment factor will be applied to the 2022 Performance Units such that if the Company’s absolute total stockholder return over the three-year performance period is negative, no more than 150% of the target units granted may be earned.

•

2019 Performance Units paid at 0%. The Company’s total stockholder return ranked in the 14th percentile of the 14 remaining component companies of the Philadelphia Oil Service Index over the three-year period from October 1, 2019 through September 30, 2022, which resulted in 0% of the 2019 performance units vesting in accordance with the award agreements. As a result, none of these performance units vested meaning that no shares were delivered to any executive officer with respect to such performance units, which illustrates our shareholder and executive alignment.

•

401(k) Match Reinstated. As part of our cost cutting efforts in response to the significant negative impact of the COVID-19 pandemic on both the Company’s industry and its financial performance, the Company suspended matching contributions to the 401(k) retirement accounts of all employees effective July 1, 2020 and that suspension remained in place until being reinstated effective April 4,2022.

•

Clawback Policy. Our compensation program includes a robust Clawback Policy, which authorizes the Compensation Committee to recoup annual cash incentive awards and all performance-based equity awards granted to current and former executive officers in the event of an accounting restatement. Our Clawback Policy also permits us to recoup such

EXECUTIVE COMPENSATION

compensation from any other award recipient whose unlawful activity, fraud, or intentional or willful misconduct gave rise or contributed to the restatement or resulted in material financial harm to the Company. We intend to update or supplement our clawback policy as necessary to comply with the listing standards adopted by the New York Stock Exchange implementing the SEC’s recently finalized Exchange Act Rule 10-D-1.

Realizable Pay Analysis

The ultimate value realized by our long-term compensation grants is heavily influenced by the performance of our stock, both on an absolute basis and relative to the S&P 500 Index and the Philadelphia Oil Service Index for our 2020 and 2021 performance unit awards and the VanEck OIH Index for our 2022 performance unit awards. The following chart compares the realizable value (as defined below) of long-term compensation grants made during the three-year period beginning on October 1, 2019 and ending on September 30, 2022 to the original grant date fair market value of such grants for each named executive officer, other than Mr. McClure, who joined the Company in January 2022.

•

Realizable value is defined as the pre-tax value as of September 30, 2022 of all shares of restricted stock and performance units granted between October 1, 2019 and ending on September 30, 2022 with certain assumptions regarding performance units as discussed below.

•	For the 2019 performance unit grant, the 0% vesting level, discussed above, is reflected in the chart.

•	For performance unit awards for which the performance period is not yet complete (2020 grants and 2021 grants), the value is based on our period-to-date results through September 2022.

EXECUTIVE COMPENSATION

Role of Consultants

The Committee has the authority to engage a third-party consultant at any time, and has continued to engage Meridian Compensation Partners, LLC (“Meridian”), to provide independent advice on executive compensation and evaluate and recommend appropriate modifications to our compensation program consistent with our program’s objectives. Meridian reports directly to the Committee, which pre-approves the scope of work and the fees charged. The Committee reviewed and assessed Meridian’s independence and performance in order to confirm that it was independent and met all applicable regulatory requirements.

In October 2022, at the direction of the Committee, Meridian evaluated the base salary and annual and long-term incentive compensation of our named executive officers. As it had done in prior years for the Committee, Meridian used publicly available data from a peer group of oilfield service companies to assist in that analysis.

The peer group data used in October 2022 in relation to compensation for the Company’s named executive officers for 2022 was the same peer group used by Meridian in its October 2021 report to the Committee with one addition of Expro Group Holdings N.V., and consisted of the following 13 publicly traded oilfield services and equipment companies:

Core Laboratories N.V.	DMC Global Inc.	Expro Group Holdings N.V.
Forum Energy Technologies, Inc.	Gulf Island Fabrication, Inc.	Helix Energy Solutions Group, Inc.
Newpark Resources, Inc.	Nine Energy Service, Inc.	Oceaneering International, Inc.
Oil States International, Inc.	SEACOR Marine Holdings Inc.	TETRA Technologies, Inc.
Tidewater Inc.

This peer group represents a group of companies in the oilfield services industry of comparable size to Dril-Quip based on measures such as enterprise value, revenues, market capitalization and assets. We believe that the use of this group as a reference for evaluating our compensation policies helps align us with our peers and competitors and ensure our compensation program remains competitive when compared to our competition for executive talent. We also believe this group of companies provides a sufficiently large data set that is generally not subject to wide changes in compensation data.

Pursuant to Meridian’s recommendations and its own analysis, the Committee has implemented the compensation program for our named executive officers as further described below.

Compensation Matters

In fulfilling its role, the Compensation Committee is authorized to:

•

review and approve corporate goals and objectives relevant to the Chief Executive Officer’s compensation; evaluate the Chief Executive Officer’s performance in light of those goals and objectives; and either as a committee or together with other independent directors (as directed by the Board), determine and approve the Chief Executive Officer’s compensation based on that evaluation, including administering, negotiating any changes to and determining amounts due under the Chief Executive Officer’s employment agreement;

•	review and approve, or make recommendations to the Board with respect to, the compensation of other executive officers, and oversee the periodic assessment of the performance of such officers;

•

from time to time consider and take action on the establishment of and changes to incentive compensation plans, equity-based compensation plans and other benefit plans, including making recommendations to the Board on plans, goals or amendments to be submitted for action by our stockholders;

•

administer our compensation plans, including authorizing the issuance of our common stock and taking other action on grants and awards, determinations with respect to achievement of performance goals, and other matters provided in the respective plans; and

•

review from time to time, as the Compensation Committee deems appropriate, the compensation and benefits of non-employee directors, including compensation pursuant to equity-based plans, and approve, or make recommendations to the Board with respect to, any changes in such compensation and benefits.

EXECUTIVE COMPENSATION

Elements of Compensation

General

Our executive compensation program generally consists of the following elements:

•	base salary;

•	annual incentive compensation in the form of cash bonuses;

•	long-term stock-based incentive compensation consisting of restricted stock and performance unit awards; and

•	benefits such as medical and dental insurance and participation in our 401(k) retirement plan.

We primarily seek to reward achievement of our short-term goals with base salary and annual cash incentive compensation, while long-term interests are rewarded through long-term equity awards. We believe that base salaries should be at levels competitive with peer companies that compete with us for business opportunities and executive talent, and annual cash incentive compensation and long-term stock-based incentive awards should be at levels which reflect progress made toward our corporate goals and individual performance. In general, salary level and the target level of annual and long-term incentive compensation for each named executive officer are based on market data for the officer’s position. Compensation levels can vary compared to the market due to a variety of factors such as experience, scope of responsibilities, tenure and individual performance.

Relative Size of Major Compensation Elements

The relative sizes of the components of an executive’s compensation are determined in the sole discretion of the Committee, often with reference to recommendations by Meridian. Pursuant to their employment agreements, however, the Committee may not reduce the salary of our named executive officers without their consent.

Factors taken into account in determining compensation for all executive officers are our performance and the executive’s responsibilities, experience, leadership, potential future contributions and demonstrated individual performance. The Committee seeks to achieve the appropriate balance between immediate cash rewards for the achievement of performance objectives and long-term incentives that align the interests of our executive officers with those of our stockholders. In setting the target executive compensation levels, the Committee considers the aggregate compensation payable to an executive officer and the form of the compensation. The Committee also considered the results of the 2022 advisory vote on executive compensation and, based upon the strong stockholder support of over 97% of votes cast in favor of our program, believes that its approach to executive compensation remains appropriate.

EXECUTIVE COMPENSATION

The following charts summarize the relative size of base salary and target incentive compensation opportunities for 2022 for each of our named executive officers.

(1)	Stock Award values calculated using the aggregate grant date fair value of the restricted stock awards and performance unit awards (assuming target performance).
(2)	Excludes sign-on bonus and sign-on stock award values for Mr. McClure, which are not part of the Company’s primary annual compensation program.

Base Salary

We evaluate base salaries for our named executive officers annually or as warranted by circumstances, including changes in positions. The base salaries for our Chief Executive Officer and our other executive officers are reviewed and approved by the Committee. Our Chief Executive Officer provides recommendations on adjustments to the base salary of our other executive officers. Base salary recognizes the job being performed and the value of that job in the competitive market. Base salary must be sufficient to attract and retain the executive talent necessary for our continued success and provide an element of compensation that is not at risk in order to avoid fluctuations in compensation that could distract our executives from the performance of their responsibilities.

Base salaries for our named executive officers are based on a review of numerous factors, including our financial and operating performance during the relevant period and the executive officer’s experience level and contribution to our success. Salary determinations are not based on any formula. As in years past, the Committee and the Chief Executive Officer, as applicable, make an assessment of our actual financial results compared to our overall annual budget based on the financial statements as a whole, taking into account market and economic conditions unknown during the preparation of the relevant annual budgets. In addition, annual adjustments to base salaries also reflect changes or responses to changes in market data.

EXECUTIVE COMPENSATION

In October 2022, the Committee met to review the overall compensation of the named executive officers based on their positions and performance, and in relation to the compensation provided to executives at the Company’s peers. In connection with that review, the Committee decided to increase the salaries of Messrs. Bird, McClure, Webster and Underwood as set forth in the below table.

Executive	Prior Base Salary	New Base Salary	Percentage Increase

Jeffrey J. Bird	$600,000	$630,000	5%

Kyle F. McClure	$400,000	$420,000	5%

James C. Webster	$360,000	$380,000	5.6%

Donald M. Underwood	$300,000	$315,000	5%

Annual Cash Incentive Compensation

Our annual incentive compensation program provides a cash award that is designed to link each employee’s compensation to the achievement of annual performance objectives for the Company, as well as to recognize the employee’s performance during the year.

2022 Awards. In February 2022, the Compensation Committee approved cash incentive compensation criteria under our 2017 Incentive Plan for executive officers for their performance in 2022 (the “2022 Bonus Criteria”). Under the 2022 Bonus Criteria, each executive’s cash incentive compensation award for 2022 performance was calculated based on:

•

(A) our Adjusted EBITDA for the year (weighted 70%), which is a non-GAAP financial measure calculated as net income excluding income taxes, interest income and expense, depreciation and amortization expense, non-cash gains or losses from foreign currency exchange rate changes, as well as other significant non-cash items and other adjustments for certain charges and credits, and (B) our Bookings for the year (weighted 30%), which refers to actual annual product bookings; and

•	the annual cash incentive target amounts for each executive officer, which are set by the Committee.

For 2022, based on an improved business outlook, the Committee reverted to the Company’s pre-pandemic target bonus structure and set the maximum payout opportunity for each named executive officer at 200% of the officer’s target bonus and the payout for target performance at 100%. The target bonus amounts approved for each of Messrs. Bird, McClure, Webster and Underwood for 2022 were $600,000, $300,000, $270,000, and $150,000, respectively.

EXECUTIVE COMPENSATION

At the beginning of 2022, our Chief Executive Officer proposed, and the Committee approved, our budget for 2022, including the Adjusted EBITDA and Bookings targets that would apply under our annual incentive plan. Adjusted EBITDA and Bookings, as set forth below, were chosen by the Committee as the relevant Company performance metrics for the 2022 annual cash incentive awards in an effort to focus management on improving operating efficiencies and bookings. Performance below threshold would have resulted in zero payout for the applicable metric.

	Adjusted EBITDA (70% of Annual Cash Incentive Determination)
	Adjusted EBITDA	Adjusted EBITDA Bonus Target Multiplier

Maximum	$40,000,000	200%

Target	$30,000,000	100%

Threshold	$20,000,000	50%

	Bookings (30% of Annual Cash Incentive Determination)
	Bookings(2)	Bookings Multiplier

Maximum	$325,000,000	200%

Target	$271,000,000	100%

Threshold	$244,000,000	50%
(1)

Adjusted EBITDA is net income excluding income taxes, interest income and expense, depreciation and amortization expense, and adjusted to remove any one-time irregular items, whether gains or losses, including but not limited to stock-based compensation, significant litigation expense, goodwill impairments, asset write-downs, gain on any sale or divestiture of assets or businesses, restructuring costs and foreign exchange gains or losses.

(2)	Bookings are actual annual product bookings.

The final annual cash incentive payouts are determined using the following formula:

Interpolation is used for determining the Adjusted EBITDA and the Bookings Multiplier.

The Company achieved 2022 Adjusted EBITDA of $29.9 million (resulting in an Adjusted EBITDA Target Multiplier of 99%) and 2022 Bookings of 271.6 million (resulting in a Bookings Target Multiplier of 101%). Such performance yielded a performance multiplier for our annual cash incentive for named executive officers of 100% and final bonus payouts of $600,000, $300,000, $270,000, and $150,000 for Messrs. Bird, McClure, Webster and Underwood, respectively.

In connection with his appointment as Chief Financial Officer, Mr. McClure received a $200,000 cash sign-on bonus in January 2022. Such bonus was subject to repayment should Mr. McClure have voluntarily terminated his employment prior to January 1, 2023.

EXECUTIVE COMPENSATION

2023 Awards. In October 2022, the Compensation Committee approved an increase in the annual cash incentive target amounts for Messrs. McClure and Webster from 75% to 80% of base salary and for Mr. Underwood from 50% to 60% of base salary. The Compensation Committee also approved cash incentive compensation criteria under our 2017 Incentive Plan for the annual incentive awards to our executive officers for their performance in 2023 (the “2023 Bonus Criteria”). Unlike the 2022 Bonus Criteria, the 2023 Bonus Criteria includes a safety payout metric that will reduce the final payout received by our executive officers by up to 10% if the number of reportable incidents exceeds a certain number of incidents.

Long-Term Stock-Based Incentive Compensation

In determining the amount, if any, of long-term incentive awards granted to our named executive officers and our other key employees, the Committee considers numerous factors, including, among others, the following:

•	our financial and operating performance during the relevant period;

•	the executive’s contribution to our success;

•	the level of market competition for executives with comparable skills and experience; and

•	the total amount of long-term incentive awards granted to an executive over the course of his or her career, together with the retentive effect of additional long-term incentive awards.

The Committee determined that it was appropriate to grant each executive officer awards in an equal number of performance units and restricted stock shares to balance the objectives of retention and performance. For 2022, the division of annual awards under our 2017 Incentive Plan between restricted stock and performance units at target was as follows:

In October of 2022, after considering the above factors, the Committee approved the target grant values set forth below for Messrs. Bird, McClure, Webster and Underwood.

Name	Restricted Stock Value	Target Performance Unit Value

Jeffrey J. Bird	$1,250,000	$1,250,000

Kyle F. McClure	$500,000	$500,000

James C. Webster	$500,000	$500,000

Donald M. Underwood	$200,000	$200,000

Restricted Stock Grants. The Committee administers restricted stock grants under our 2017 Incentive Plan. The Committee approves the grant of restricted stock at meetings of the Committee, and generally does not grant restricted stock by written consent. The Committee establishes award values for our named executive officers and a the total number of shares subject to awards for non-executive employees and delegates to the Chief Executive Officer the distribution of such awards to our non-executive employees. Historically, annual grants of equity compensation have been made on October 28, the anniversary of the closing of our initial public offering.

EXECUTIVE COMPENSATION

Based on the considerations discussed above under “— Long-Term Stock-Based Incentive Compensation,” the Committee awarded Mr. Bird 53,694 shares of restricted stock, Mr. McClure 21,477 shares of restricted stock Mr. Webster 21,477 shares of restricted stock and Mr. Underwood 8,591 shares of restricted stock in October 2022. Each grant of restricted stock is scheduled to vest in three equal annual installments on October 28 of each of 2023, 2024 and 2025, subject to the officer’s continued employment through each applicable vesting date.

In connection with his appointment as our Chief Financial Officer, Mr. McClure was also granted an initial award of 50,813 shares of restricted stock under our 2017 Incentive Plan that vest in one-third tranches on October 28th of each of 2022, 2023 and 2024, subject to Mr. McClure’s continuous employment with the Company on such vesting dates.

Performance Units. The Committee also elected to grant to Messrs. Bird, McClure, Webster and Underwood shares of performance units in October 2022 under the 2017 Incentive Plan. The Committee believes that the performance unit awards align executive performance with stockholder interests and focus the officers on long-term performance as the performance units vest over three-year intervals. Under the plan, participants may earn from 0% to 200% of their target number of shares based upon the percentile ranking of the Company’s total shareholder return (“TSR”) compared to the TSR of the VanEck OIH Index component companies and the S&P 500 Index, as set forth in the table below. The TSR is calculated over a 3-year period from October 1, 2022 to September 30, 2025. In the event that the Company’s absolute TSR over the 3-year performance period is negative, a reduced percentage payout schedule is applied, as set forth below. Linear interpolation is used to determine payout for performance between achievement levels.

Percentile Ranking	Percentage Earned	Percentage Earned if Absolute TSR is Negative

90th percentile or above	200%	150%

70th percentile	150%	125%

50th percentile (Target)	100%	100%

30th percentile	50%	50%

Below 30th percentile	0%	0%

Based on the considerations discussed above under “— Long-Term Stock-Based Incentive Compensation,” the Committee awarded Mr. Bird a target grant of 53,694 performance units, Mr. McClure a target grant of 21,477 performance units, Mr. Webster a target grant of 21,477 performance units and Mr. Underwood a target grant of 8,591 performance units.

In connection with his appointment as our Chief Financial Officer, Mr. McClure was also granted an initial award of 35,569 performance-based stock units under our 2017 Incentive Plan that vest on October 28, 2024, subject to Mr. McClure’s continuous employment with the Company on such vesting date and with 0% to 200% of the target number of shares vesting based upon the percentile ranking of the Company’s total shareholder return (“TSR”) compared to the TSR of the Philadelphia Oil Service Index component companies and the S&P 500 Index, with the TSR calculated over a 3-year period from October 1, 2021 to September 30, 2024. If the Company’s absolute total shareholder return for such period is negative, then the payout will be capped at 150% of target.

Other Benefits

We provide our executive officers with other personal benefits that we believe are reasonable and consistent with our overall compensation program.

The employment agreements of our named executive officers provide certain benefits upon termination or change-in-control, which are described under “— Potential Payments Upon Termination or Change-in-Control.” We believe these benefits are consistent with those awarded by our peer group and are beneficial in retaining executives. These benefits are also intended to help ensure each named executive officer’s continued full attention to our business needs in the event we were to become the subject of the types of change in control transactions described in the agreements.

EXECUTIVE COMPENSATION

We seek to provide benefit plans, such as medical, life and disability insurance, in line with market conditions. Executive officers are eligible for the same benefit plans provided to other employees, including insurance plans and supplemental plans chosen and paid for by employees who wish additional coverage. We do not have any special insurance plans for executive officers.

Post-Employment Benefits

We typically make contributions to the Dril-Quip, Inc. 401(k) Plan, which is a voluntary and contributory defined contribution plan for eligible employees. As part of our cost cutting efforts in response to the significant negative impact of the COVID-19 pandemic on both the Company’s industry and its financial performance, the Company suspended matching contributions to the 401(k) retirement accounts of all employees effective July 1, 2020 and that suspension remained in effect until being reinstated effective April 4, 2022.

Individual Agreements with Executive Officers

We have entered into employment agreements with each of Jeffrey J. Bird, Kyle F. McClure, James C. Webster, and Donald Underwood. For more information on these agreements, see “Executive Compensation — Potential Payments Upon Termination or Change-in-Control.”

Stock Ownership Guidelines

To align the interests of our executive officers and stockholders, we maintain the stock ownership guidelines described below for our executive officers. Under the guidelines, our executives should own Dril-Quip common stock having a market value based on the following multiples of base salary:

Executive	Multiple of Base Salary

CEO	5x

Other Executive Officers	3x

For purposes of the guidelines, the ownership requirement is determined based on the executive’s current base salary. The base salary multiple amount is converted to a fixed number of shares using the average closing price of our common stock for the prior calendar year.

In addition to shares owned outright, unvested restricted stock awards, the target number of unvested performance units, and shares held by immediate family members of the executive officer residing in the same household are counted towards the guidelines. Newly hired or recently promoted officers are given a period of five years from such hiring or promotion to comply with these guidelines. The Committee reviews our executive officers’ stock holdings annually to monitor compliance with these guidelines. As of the date hereof, each of our executive officers is either in compliance with our stock ownership guidelines or within the time period permitted to comply with such guidelines.

Hedging and Pledging Policy

We maintain a policy prohibiting directors and executive officers from entering into speculative transactions in our common stock. Our other employees are not covered by this policy. The hedging policy prohibits the purchase or sale of puts, calls, options or other derivative securities based on our common stock by directors or executive officers. We also prohibit hedging or monetization transactions, such as forward sale contracts, in which the director or executive officer continues to own the underlying common stock without all the risks or rewards of ownership, and the pledging by directors or executive officers of our common stock as collateral for a loan or for any other purpose.

EXECUTIVE COMPENSATION

Impact of Accounting and Tax Treatments

Accounting Treatment

Under ASC 718, we recognize the cost of employee services received in exchange for awards of equity instruments based on the grant date fair value of those awards. Restricted stock awards are measured based on the fair value of the stock at the date of grant. We have valued the performance unit awards using a Monte Carlo simulation model based on probable achievement level of the underlying performance conditions as of the grant date.

Tax Treatment

Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to the Chief Executive Officer and certain other executive officers (“covered employees”). It is therefore expected that any compensation deductions for our covered executives, including our named executive officers, will be subject to a $1 million annual deduction limitation. Although the deductibility of compensation is a consideration evaluated by the Committee, the Committee believes that the lost deduction on compensation payable in excess of the $1 million limitation for the named executive officers is not material relative to the benefit of being able to attract and retain talented management. Accordingly, the Committee continues to retain the discretion to pay compensation that is subject to the $1 million deductibility limit.

Stockholder Advisory “Say-on-Pay” Vote

At our 2023 annual meeting, we are providing our stockholders with the opportunity to cast an advisory vote on the compensation of our named executive officers, commonly known as a “say-on-pay” vote. This vote provides our stockholders the opportunity to express their views regarding the compensation program for our named executive officers as disclosed in this proxy statement. As an advisory vote, the say-on-pay vote at our 2023 annual meeting will not be binding upon the Company or the Board of Directors. However, the Board of Directors values the opinions expressed by our stockholders, and the Committee will consider the outcome of the vote when making future compensation decisions for our named executive officers. For additional information, please refer to “Proposal 3: Advisory Vote to Approve Executive Compensation” beginning on page 49.

The advisory vote at our 2023 annual meeting will be our thirteenth “say-on-pay” vote. We conducted a say-on-pay vote at our 2022 annual meeting which received the support of approximately 97% of the shares that voted on the resolution (excluding abstentions and broker non-votes). We have considered the favorable results of this vote, and the Committee has not made any changes to our overall executive compensation program as a direct result of the vote.

At our 2017 annual meeting, we conducted an advisory vote on the frequency of future stockholder advisory votes on executive compensation, at which the Board of Directors recommended that our stockholders vote in favor of holding annual say-on-pay votes instead of the other options presented. At our 2017 annual meeting, approximately 93% of the shares that were voted in favor of one of the three available frequency recommendations (excluding abstentions and broker non-votes) voted in favor of an annual frequency, a minimal number of shares were voted in favor of holding future votes once every two years, and approximately 7% voted in favor of holding future votes once every three years. In May 2017, we disclosed that, in accordance with the results of the advisory vote, we intend to hold future say-on-pay votes annually until we next hold an advisory vote on the frequency of say-on-pay votes as required under SEC rules. At our 2023 annual meeting, we are providing our stockholders with the opportunity to cast an advisory vote on the frequency of future stockholder advisory votes on executive compensation. We are again proposing that the vote be held every year. For additional information, please refer to “Proposal 4: Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation” beginning on page 50.

EXECUTIVE COMPENSATION

Compensation Committee Report

The Compensation Committee of the Board has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee

Terence B. Jupp Carri A. Lockhart
John V. Lovoi
Steven L. Newman
Amy B. Schwetz
Darryl K. Willis

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information regarding the compensation of Mr. Bird, our President and Chief Executive Officer, Mr. McClure, our Vice President — Chief Financial Officer, Mr. Webster, our Vice President — General Counsel and Secretary, and Mr. Underwood, our Vice President — Subsea Products (collectively, the “named executive officers”), for services rendered in all capacities during 2020, 2021 and 2022. Messrs. McClure and Underwood were not named executive officers for 2020 or 2021 and, accordingly, only their respective 2022 compensation is shown.

	Year	Salary	Bonus(1)	Stock Awards (2)	Non-Equity Incentive Plan Compensation (3)	All Other Compensation (4)	Total

Jeffrey J. Bird	2022	605,589		2,827,526	600,000	23,292	4,056,407
President and Chief	2021	460,000		2,269,282	418,600	15,600	3,163,482
Executive Officer	2020	460,000		2,469,964	—	26,444	2,956,408

Kyle. F, McClure	2022	403,726	200,000	3,193,781	300,000	21,338	4,118,844
Vice President — Chief
Financial Officer(4)

James C. Webster	2022	363,726		1,130,979	270,000	23,092	1,787,797
Vice President — General	2021	360,000		1,106,275	245,700	15,600	1,727,575
Counsel and Secretary	2020	360,000		1,054,463	—	24,290	1,438,753

Donald M. Underwood	2022	302,795		452,402	150,000	24,471	929,668
Vice President — Subsea Products (4)

(1)	Mr. McClure received a cash sign-on bonus of $200,000 in January 2022.
(2)

Amounts reflect the aggregate grant date fair value of restricted stock awards and performance unit awards granted in the applicable year as computed in accordance with ASC 718. With respect to performance unit awards, amounts are based on probable achievement level of the underlying performance conditions as of the grant date. Assumptions used in the calculation of this amount are included in footnote 17 to our audited consolidated financial statements for the fiscal year ended December 31, 2022, included in our Annual Report on Form 10-K filed with the SEC on March 1, 2023. The maximum value at the grant date of 2022 performance unit awards (including Mr. McClure’s supplemental initial award in connection with his hiring as well as his annual grant) assuming the highest level of performance is achieved is as follows:

Name	Year	Maximum Value of Performance Unit Awards ($)

Jeffrey J. Bird	2022	3,155,059

Kyle F. McClure	2022	3,387,592

James C. Webster	2022	1,261,989

Donald M. Underwood	2022	504,807
(3)

Amounts shown for 2021 and 2022 reflect short-term incentive awards earned with respect to performance in the designated year and paid in the following year. No annual short-term incentive awards were paid for 2020 as a result of the impact of COVID-19 on the Company.

(4)

The amounts shown for 2022 reflect an automobile allowance for each of the named executive officers in the amount of $15,600 and matching contributions to 401(k) accounts of $7,692 for Mr.Bird, $5,738 for Mr. McClure, $7,492 for Mr. Webster, and $8,871 for Mr. Underwood.

(5)

Mr. McClure assumed the position of Vice President and Chief Financial Officer on January 1, 2022 and Mr. Underwood was appointed to the position of Vice President — Subsea Products on February 22, 2022.

EXECUTIVE COMPENSATION

Grants of Plan-Based Awards

The following table contains information with respect to the grant of plan-based awards during 2022.

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	Grant Date Fair Value of Stock and Option Awards (4)
		Threshold	Target	Maximum	Threshold (#)	Target (#)	Maximum (#)

Jeffrey J. Bird
		300,000	600,000	1,200,000

	10/28/2022							53,694	1,249,996
	10/28/2022				26,847	53,694	107,388		1,577,530

Kyle F. McClure		150,000	300,000	600,000

	1/1/2022							50,813	1,000,000

	1/1/2022				17,784	35,569	71,138		1,062,802

	10/28/2022							21,477	499,985

	10/28/2022				10,738	21,477	42,954		630,994

James C. Webster		135,000	270,000	540,000
	10/28/2022							21,477	499,985

	10/28/2022				10,738	21,477	42,954		630,994

Donald M. Underwood		75,000	150,000	300,000
	10/28/2022							8,591	199,998
	10/28/2022				4,296	8,591	17,182		252,404

(1)

The estimated payouts under non-equity incentive plan awards were based on the terms of the 2022 Bonus Criteria. The maximum payout amount (as shown in the Maximum column) was 200% of target for all of our named executive officers. The target payout amount (as shown in the Target column) was 100% of target for all of our named executive officers. The threshold payout amount (as shown in the Threshold column) was 50% of target for all of our named executive officers.

(2)

Reflects performance unit awards, for which threshold, target and maximum numbers of shares are shown in the columns under Estimated Future Payouts Under Equity Incentive Plan Awards for each officer. The performance unit awards vest based on the Company’s total stockholder return compared to the total stockholder return of the VanEck OIH Index component companies and the S&P 500 Index return over the period from October 1, 2022 to September 30, 2025, with payouts capped at 150% of target if the Company’s absolute total shareholder return for such period is negative. The performance units granted to Mr. McClure on January 1, 2022 are scheduled to vest on October 28, 2024 based on the Company’s total stockholder return compared to the total stockholder return of the Philadelphia Oil Service Index component companies and the S&P 500 Index return over the period from October 1, 2021 to September 30, 2024, with payouts capped at 150% of target if the Company’s absolute total shareholder return for such period is negative.

(3)

The 2022 restricted shares granted on October 28, 2022 vest annually in 33 1/3% increments annually beginning on October 28, 2023. The restricted shares granted to Mr. McClure on January 1, 2022 also vest in one-third tranches on October 28th of each of 2022, 2023 and 2024.

(4)

Represents the full grant date fair value of the awards calculated in accordance with ASC 718. Assumptions used in the calculation of this amount are included in footnote 17 to our audited consolidated financial statements for the fiscal year ended December 31, 2023, included in our Annual Report on Form 10-K filed with the SEC on March 1, 2023.

EXECUTIVE COMPENSATION

Outstanding Equity Awards at Fiscal Year-End

The table immediately below sets forth information concerning the outstanding stock option, restricted stock and performance unit awards held by each named executive officer as of December 31, 2022.

	Stock Awards
	Number of Shares of Stock That Have Not Vested		Market Value of Shares of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested

Jeffrey J. Bird

	9,081	(a)	$246,731

	28,320	(b)	$769,454

	53,694	(c)	$1,458,866

				15,800	(d)	$429,296

				24,638	(e)	$669,425

				53,694	(f)	$1,458,866

Kyle F. McClure	33,875	(b)	$920,384

	21,477	(c)	$583,530

				20,630	(e)	$560,518

				21,477	(f)	$583,530

James C. Webster

	6,287	(a)	$170,818

	13,806	(b)	$375,109

	21,477	(c)	$583,530

				10,939	(d)	$297,207

				12,011	(e)	$326,345

				21,477	(f)	$583,530

Donald M. Underwood	1,746	(a)	$47,439

	577	(g)	$15,677

	4,248	(b)	$115,418

	8,591	(c)	$233,417

				3,038	(d)	$82,544

				3,696	(e)	$100,414

				8,591	(f)	$233,417

(a)	These restricted stock awards vest on October 28, 2023.
(b)	These restricted stock awards vest in two annual installments on October 28, 2023 and October 28, 2024.
(c)	The restricted stock awards vest in one-third increments over a three-year period on October 28 of each of 2023, 2024 and 2025.
(d)

The performance unit awards are shown at threshold amounts and vest based on the Company’s total stockholder return compared to the total stockholder return of the Philadelphia Oil Service Index component companies over the period from October 1, 2020 to September 30, 2023.

(e)

The performance unit awards are shown at the threshold level of achievement and vest based on the Company’s total stockholder return compared to the total stockholder return of the Philadelphia Oil Service Index component companies and the S&P 500 Index over the period from October 1, 2021 to September 30, 2024.

(f)

The performance unit awards are shown at the target level of achievement and vest based on the Company’s total stockholder return compared to the total stockholder return of the component companies of the VanEck OIH Index and the S&P 500 Index over the period from October 1, 2022 to September 30, 2025.

(g)	These restricted stock awards vest on May 17, 2023.

EXECUTIVE COMPENSATION

Option Exercises and Stock Vested

The table immediately below indicates the number and value of stock awards vested during 2022. None of our named executive officers exercised any stock options during 2022.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercises (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Jeffrey J. Bird	—	—	33,040	769,171

Kyle F. McClure	—	—	16,938	394,317

James C. Webster	—	—	16,557	385,447

Donald M. Underwood			5,095	120,684

Potential Payments Upon Termination or Change-in-Control

Named Executive Officers

During 2022, we were parties to employment agreements with Jeffrey J. Bird, Kyle F. McClure, James C. Webster and Donald M. Underwood. The terms of these arrangements are described below.

If Mr. Bird’s employment is terminated by the Company without “cause” or by Mr. Bird for “good reason” (each term as defined in the employment agreement) and prior to a “change of control period” (as defined in the employment agreement), Mr. Bird will receive the following payments and benefits: (i) a lump sum cash payment equal to two times Mr. Bird’s annual base salary and (ii) continued medical, dental, vision and life insurance coverage until the earlier of Mr. Bird’s receipt of equivalent coverage and benefits under the plans of a subsequent employer or two years after the date of termination. Mr. Bird’s receipt of these payments and benefits is subject to his execution and non-revocation of a release of claims and his continued compliance with the confidentiality, non-competition and non-solicitation covenants set forth in the employment agreement as well as any post-separation obligations included in any other agreement between the Company and Mr. Bird.

If Mr. Bird’s employment is terminated during a change of control period by the Company without cause or by Mr. Bird for good reason, Mr. Bird will receive the following payments and benefits: (i) a lump sum cash payment equal to three times Mr. Bird’s annual base salary, (ii) a lump sum cash payment equal to a pro rata portion of the greater of the annual bonus for the year of termination or the average annual bonus amount paid for the three most recent “performance periods” (as defined in the employment agreement), (iii) a lump sum cash payment in an amount equal to three times the greater of the annual bonus for the year of termination or the average annual bonus amount paid for the three most recent performance periods, (iv) unless greater benefits are otherwise provided under the applicable award agreements, immediate vesting of any stock options, restricted stock awards or performance stock units (with performance awards vesting at target) previously granted to Mr. Bird and outstanding as of the time immediately prior to the date of his termination and the extension of the exercise period (if applicable to an award) until the earlier of the first anniversary of the date of termination and the expiration date of the award and (v) continued medical, dental, vision and life insurance coverage until the earlier of Mr. Bird’s receipt of equivalent coverage and benefits under the plans of a subsequent employer or three years after the date of termination. Mr. Bird’s receipt of these payments and benefits is subject to his execution and non-revocation of a release of claims and his continued compliance with the confidentiality, non-competition and non-solicitation covenants set forth in the employment agreement as well as any post-separation obligations included in any other agreement between the Company and Mr. Bird.

In addition, Mr. Bird is subject to a perpetual covenant not to use or disclose the Company’s trade secrets or confidential information and non-competition and non-solicitation covenants during the term of his employment and for 12 months following his termination.

EXECUTIVE COMPENSATION

The employment agreements with Messrs. McClure, Webster and Underwood include similar severance provisions. If the executive’s employment is terminated by the Company without “cause” or by the executive for “good reason” (each term as defined in the applicable employment agreement) and prior to a “change of control period” (as defined in the applicable employment agreement), the executive will receive the following payments and benefits: (i) a lump sum cash payment equal to one times the executive’s annual base salary and (ii) continued medical, dental, vision and life insurance coverage until the earlier of the executive’s receipt of equivalent coverage and benefits under the plans of a subsequent employer or one year after the date of termination.

The executive’s receipt of these payments and benefits is subject to his execution and non-revocation of a release of claims and his continued compliance with the confidentiality, non-competition and non-solicitation covenants set forth in the employment agreement as well as any post-separation obligations included in any other agreement between the Company and the executive.

The employment agreements with Messrs. McClure, Webster and Underwood include similar change in control severance provisions. If the executive’s employment is terminated during a change of control period by the Company without cause or by the executive for good reason, the executive will receive the following payments and benefits: (i) a lump sum cash payment equal to two times annual base salary, (ii) a lump sum cash payment equal to a pro rata portion of the greater of the annual bonus for the year of termination or the average annual bonus amount paid for the three most recent “performance periods” (as defined in the employment agreement), (iii) a lump sum cash payment in an amount equal to two times the greater of the annual bonus for the year of termination or the average annual bonus amount paid for the three most recent performance periods, (iv) unless greater benefits are otherwise provided under the applicable award agreements, immediate vesting of any stock options, restricted stock awards or performance stock units (with performance awards vesting at target) previously granted to the executive and outstanding as of the time immediately prior to the date of his termination and the extension of the exercise period (if applicable to an award) until the earlier of the first anniversary of the date of termination and the expiration date of the award and (v) continued medical, dental, vision and life insurance coverage until the earlier of the executive receipt of equivalent coverage and benefits under the plans of a subsequent employer or two years after the date of termination. The executive’s receipt of these payments and benefits is subject to his execution and non-revocation of a release of claims and his continued compliance with the confidentiality, non-competition and non-solicitation covenants set forth in the employment agreement as well as any post-separation obligations included in any other agreement between the Company and the executive.

In addition, the executive is subject to a perpetual covenant not to use or disclose the Company’s trade secrets or confidential information and non-competition and non-solicitation covenants during the term of his employment and for 12 months following his termination.

EXECUTIVE COMPENSATION

The tables set forth below show potential payments to Messrs. Bird, McClure, Webster and Underwood under their employment agreements as in effect on December 31, 2022, upon termination of employment, assuming a December 31, 2022 termination date.

Jeffrey J. Bird

Payments Upon Termination	Without Cause and Prior to Change of Control Period	Without Cause or By the Executive for Good Reason and During the Change of Control Period	With Cause; Other than for Good Reason; Due to Death or Disability

Unpaid Salary and Accrued Vacation Through Date of Termination (1)	$20,772	$20,772	$20,772

Base Salary Severance Payment (2)	1,260,000	1,890,000	—

Pro Rated Cash Incentive Amount (3)	—	600,000	—

Additional Cash Incentive Amount (3)	—	1,800,000	—

Stock Options, Restricted Stock and Performance Unit Vesting (4)	—	5,828,264	—

Continued Insurance Coverage (5)	31,937	48,961	—

Total	$1,312,709	$10,187,997	$20,772

(1)	Based on 69 hours of accrued vacation time. Under Company policy, vacation time cannot be carried over to the following year.
(2)	Calculated using base salary in effect at December 31, 2022.
(3)

Calculated using a target annual cash incentive amount of $600,000, which, as of December 31, 2022, is the greater of the target annual cash incentive amount and the average annual cash incentive amount paid for the three most recent performance periods, as provided under the employment agreement.

(4)

Calculated based on (i) the closing price of Dril-Quip common stock on December 30, 2022 ($27.17) in the case of restricted stock and performance units and (ii) performance unit payout at target amount.

(5)	Calculated based on assumptions used for financial reporting purposes under ASC 715-60.

Kyle F. McClure

Payments Upon Termination	Without Cause and Prior to Change of Control Period	Without Cause or By the Executive for Good Reason and During the Change of Control Period	With Cause; Other than for Good Reason; Due to Death or Disability

Unpaid Salary and Accrued Vacation Through Date of Termination (1)	$21,484	$21,484	$21,484

Base Salary Severance Payment (2)	420,000	840,000	—

Pro Rated Cash Incentive Amount (3)	—	300,000	—

Additional Cash Incentive Amount (3)	—	600,000	—

Stock Options, Restricted Stock and Performance Unit Vesting (4)	—	3,053,854	—

Continued Insurance Coverage (5)	16,253	33,217	—

Total	$457,737	$4,848,555	$21,484

(1)	Based on 106 hours of accrued vacation time. Under Company policy, vacation time cannot be carried over to the following year.
(2)	Calculated using base salary in effect at December 31, 2022.
(3)

Calculated using a target annual cash incentive amount of $300,000, which, as of December 31, 2022, is the greater of the target annual cash incentive and the average annual cash incentive amount paid for the three most recent performance periods, as provided under the employment agreement.

(4)

Calculated based on (i) the closing price of Dril-Quip common stock on December 30, 2022 ($27.17) in the case of restricted stock and performance units and (iii) performance unit payout at target amount.

(5)	Calculated based on assumptions used for financial reporting purposes under ASC 715-60.

EXECUTIVE COMPENSATION

James C. Webster

Payments Upon Termination	Without Cause and Prior to Change of Control Period	Without Cause or By the Executive for Good Reason and During the Change of Control Period	With Cause; Other than for Good Reason; Due to Death or Disability

Unpaid Salary and Accrued Vacation Through Date of Termination (1)	$5,906	$5,906	$5,906

Base Salary Severance Payment (2)	380,000	760,000	—

Pro Rated Cash Incentive Amount (3)	—	270,000	—

Additional Cash Incentive Amount (3)	—	560,000	—

Stock Options, Restricted Stock and Performance Unit Vesting (4)	—	2,788,077	—

Continued Insurance Coverage (5)	15,627	31,937	—

Total	$401,533	$4,415,920	$5,906

(1)	Based on 32 hours of accrued vacation time. Under Company policy, vacation time cannot be carried over to the following year.
(2)	Calculated using base salary in effect at December 31, 2022.
(3)

Calculated using a target annual cash incentive amount of $270,000, which, as of December 31, 2022, is the greater of the target annual cash incentive and the average annual cash incentive amount paid for the three most recent performance periods, as provided under the employment agreement.

(4)

Calculated based on (i) the closing price of Dril-Quip common stock on December 30, 2022 ($27.17) in the case of restricted stock and performance units and (iii) performance unit payout at target amount.

(5)	Calculated based on assumptions used for financial reporting purposes under ASC 715-60.

Donald M. Underwood

Payments Upon Termination	Without Cause and Prior to Change of Control Period	Without Cause or By the Executive for Good Reason and During the Change of Control Period	With Cause; Other than for Good Reason; Due to Death or Disability

Unpaid Salary and Accrued Vacation Through Date of Termination (1)	$0	$0	$0

Base Salary Severance Payment (2)	315,000	630,000	—

Pro Rated Cash Incentive Amount (3)	—	150,000	—

Additional Cash Incentive Amount (3)	—	300,000	—

Stock Options, Restricted Stock and Performance Unit Vesting (4)	—	960,813	—

Continued Insurance Coverage (5)	15,627	31,937	—

Total	$330,627	$2,072,750	$0

(1)	Based on 0 hours of accrued vacation time. Under Company policy, vacation time cannot be carried over to the following year.
(2)	Calculated using base salary in effect at December 31, 2022.
(3)

Calculated using a target annual cash incentive amount of $150,000, which, as of December 31, 2022, is the greater of the target annual cash incentive and the average annual cash incentive amount paid for the three most recent performance periods, as provided under the employment agreement.

(4)

Calculated based on (i) the closing price of Dril-Quip common stock on December 30, 2022 ($27.17) in the case of restricted stock and performance units and (iii) performance unit payout at target amount.

(5)	Calculated based on assumptions used for financial reporting purposes under ASC 715-60.

EXECUTIVE COMPENSATION

CEO Pay Ratio

The table below sets forth comparative information regarding:

•

the annual total compensation of our Chief Executive Officer, Mr. Bird, for the year ended December 31, 2022, determined using the amount reported in the “Total” column of the Summary Compensation Table above;

•

the median of the annual total compensation of all employees of the Company and its consolidated subsidiaries, excluding our Chief Executive Officer, for the year ended December 31, 2022, determined on the basis described below; and

•	a ratio comparison of those two amounts, each as determined in accordance with rules prescribed by the SEC.

For purposes of determining the median of the annual total compensation of all employees of the Company and its consolidated subsidiaries, excluding our Chief Executive Officer, for the year ended December 31, 2022, the applicable SEC rules require us to identify the median employee, by using either annual total compensation for all such employees or another consistently applied compensation measure. In identifying the median employee, we:

•

used annual base salary (defined as the fixed portion of each employee’s compensation arrangements and that is paid without regard to our financial or operational performance in a given year) and annual cash incentive, as determined from the Company’s payroll and finance records for the year ended December 31, 2022, as our consistently applied compensation measure;

•	included the aggregate grant date fair value of equity-based incentive compensation awards;

•

included all worldwide employees of the Company and its consolidated subsidiaries as of December 31, 2022 (the “Measurement Date”), without regard to their location or compensation arrangements or whether employed on a full-time or part-time basis;

•	converted annual base salary and annual cash incentive to U.S. dollars using foreign currency exchange rates as of the Measurement Date;

•	annualized the compensation for any full-time or part-time employees that were hired in 2022 but were not employed by the Company or its consolidated subsidiaries for all of 2022;

•	did not include any cost-of-living adjustments; and

•	did not use statistical sampling.

After identifying the median employee based on the process described above, we calculated annual total compensation for that employee using the same methodology we used for determining total compensation for 2022 for our named executive officers as set forth in the Summary Compensation Table.

Chief Executive Officer annual total compensation (A)	$4,056,407

Median annual total compensation of all employees (excluding Chief Executive Officer) (B)	$58,874

Ratio of (A) to (B)	69:1

Given the global distribution of our employee population, we use a variety of pay elements to structure the compensation arrangements of our employees. We believe that the sum of annual base salary, annual cash incentive and the aggregate grant date fair value of equity-based incentive compensation awards is an appropriate, consistently applied compensation measure that provides a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and finance records and the methodology described above. Because the SEC rules for identifying the median employee allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

EXECUTIVE COMPENSATION

Pay
Versus
Performance
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation
S-K,
we are providing the following information about the relationship between executive “compensation actually paid” and certain financial performance of the Company. For further information concerning the Company’s pay for performance philosophy and how the Company aligns executive compensation with the Company’s performance, refer to “Executive Compensation — Compensation Discussion and Analysis.”

Year	Summary Compensation Table Total for Mr. Bird (1)	Compensation Actually Paid to Mr. Bird (2)	Summary Compensation Table Total for Mr. DeBerry (3)	Compensation Actually Paid to Mr. DeBerry (4)	Average Summary Compensation Table Total for Non-PEO NEOs (5)	Average Compensation Actually Paid to Non-PEO NEOs (6)	Value of Initial Fixed $100 Investment Based On:		Net Income (9)	Adjusted EBITDA (10)
							Total Shareholder Return (7)	Peer Group Total Shareholder Return (8)

2022	$4,056,407	$3,246,493	—	—	$2,278,770	$1,928,341	$57.92	$114.74	$443,000	$29,973,000

2021	—	—	$6,083,948	($165,868)	$1,734,119	($302,041)	$41.95	$69.75	($127,996,000)	$15,229,000

2020	—	—	$3,985,828	$585,955	$2,065,660	$1,125,211	$63.14	$58.11	($30,768,000)	$31,701,000

1	The dollar amount reported in this column is the amount reported for Mr. Bird in the “Total” column of our Summary Compensation Table for 2022.
2
The dollar amount reported in this column represents the amount of “compensation actually paid” to Mr. Bird, as computed in accordance with Item 402(v) of Regulation
S-K
and does not reflect the total compensation actually realized or received by
M
r. Bird. In accordance with these rules, this amount reflects “Total” as set forth in the Summary Compensation Table for 2022 (the year during which Mr. Bird commenced services as the Company’s President and Chief Executive Officer), adjusted as shown below. Equity values are calculated in accordance with FASB ASC Topic 718, and the valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant.

Compensation Actually Paid to Mr. Bird	2022

Summary Compensation Table Total	$4,056,407

Less, value of “Stock Awards” and “Option Awards” reported in Summary Compensation Table	($2,827,526)

Plus, year-end fair value of outstanding and unvested equity awards granted in the year	$2,917,732

Plus, fair value as of vesting date of equity awards granted and vested in the year	—

Plus (less), year over year change in fair value of outstanding and unvested equity awards granted in prior years	($1,012,788)

Plus (less), year over year change in fair value of equity awards granted in prior years that vested in the year	$112,668

Less, prior year-end fair value for any equity awards forfeited in the year	—

Compensation Actually Paid to Mr. Bird	$3,246,493

3	The dollar amounts reported in this column are the amounts reported for Mr. DeBerry in the “Total” column of our Summary Compensation Table for 2021 and 2020.

EXECUTIVE COMPENSATION

4
The dollar amounts reported in this column represent the amount of “compensation actually paid” to Mr. DeBerry, as computed in accordance with Item 402(v) of Regulation
S-K
and do not reflect the total compensation actually realized or received by Mr. DeBerry. In accordance with these rules, these amounts reflect “Total” as set forth in the Summary Compensation Table for each year, adjusted as shown below. Equity values are calculated in accordance with FASB ASC Topic 718, and the valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant.

Compensation Actually Paid to Mr. DeBerry	2021	2020

Summary Compensation Table Total	$6,083,948	$3,985,828

Less, value of “Stock Awards” and “Option Awards” reported in Summary Compensation Table	($3,408,948)	($3,280,520)

Plus, year-end fair value of outstanding and unvested equity awards granted in the year	—	$3,671,295

Plus, fair value as of vesting date of equity awards granted and vested in the year	—	—

Plus (less), year over year change in fair value of outstanding and unvested equity awards granted in prior years	—	($1,715,900)

Plus (less), year over year change in fair value of equity awards granted in prior years that vested in the year	($2,840,868)	($2,074,747)

Less, prior year-end fair value for any equity awards forfeited in the year	—	—

Compensation Actually Paid to Mr. DeBerry	($165,868)	$585,955

5
The dollar amounts reported in this column represent the average of the amounts reported for the Company’s named executive officers (NEOs) as a group (excluding Mr. Bird in 2022 and excluding Mr. DeBerry in 2021 and 2020) in the “Total” column of the Summary Compensation Table in each applicable year. The names of each of the NEOs included for these purposes in each applicable year are as follows: (i) for 2022, Messrs. McClure, Webster and Underwood; and (ii) for 2021 and 2020, Messrs. Bird, Kumar and Webster.

6
The dollar amounts reported in this column represent the average amount of “compensation actually paid” to the NEOs set forth in footnote 5 for each year, as computed in accordance with Item 402(v) of Regulation
S-K.
In accordance with these rules, these amounts reflect “Total” as set forth in the Summary Compensation Table for each year, adjusted as shown below. Equity values are calculated in accordance with FASB ASC Topic 718, and the valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of the grant.

Average Compensation Actually Paid to Non-PEO NEOs	2022	2021	2020

Average Summary Compensation Table Total	$2,278,770	$1,734,119	$2,065,660

Less, average value of Stock Awards reported in Summary Compensation Table	($1,592,387)	($1,125,186)	($1,657,067)

Plus, average year-end fair value of outstanding and unvested equity awards granted in the year	$1,088,197	$912,660	$1,732,923

Plus, average fair value as of vesting date of equity awards granted and vested in the year	$131,439	—	$62,800

Plus (less), average year over year change in fair value of outstanding and unvested equity awards granted in prior years	($2,153)	($1,057,008)	($508,095)

Plus (less), average year over year change in fair value of equity awards granted in prior years that vested in the year	$24,476	($301,440)	($571,010)

Less, prior year-end fair value for any equity awards forfeited in the year	—	($465,186)	—

Average Compensation Actually Paid to Non-PEO NEOs	$1,928,341	($302,041)	$1,125,211

EXECUTIVE COMPENSATION

7
Total Shareholder Return (TSR) is calculated by dividing (a) the sum of (i) the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and (ii) the difference between the Company’s share price at the end of each fiscal year shown and the beginning of the measurement period, and the beginning of the measurement period by (b) the Company’s share price at the beginning of the measurement period. The beginning of the measurement period for each year in the table is December 31, 2019.

8	The peer group used for this purpose is the VanEck OIH Index.
9	The dollar amounts reported represent the amount of net income (or loss) reflected in the Company’s audited financial statements for the applicable year.
10
Adjusted EBITDA is net income excluding income taxes, interest income and expense, depreciation and amortization expense, and adjusted to remove any one-time
irregular items, whether gains or losses, including but not limited to stock-based compensation, significant litigation expense, goodwill impairments, asset write-downs, gain on any sale or divestiture of assets or businesses, restructuring costs and foreign exchange gains or losses.

Description of Certain Relationships between Information Presented in the Pay versus Performance Table
As described in more detail in the section “Executive Compensation — Compensation Discussion and Analysis,” the Company’s executive compensation program reflects a variable pay-for-performance
philosophy. While the Company utilizes several performance measures to align executive compensation with Company performance, all of those Company measures are not presented in the Pay versus Performance table. Moreover, the Company generally seeks to incentivize long-term performance, and therefore does not specifically align the Company’s performance measures with compensation that is actually paid (as computed in accordance with SEC rules) for a particular year. In accordance with SEC rules, the Company is providing the following descriptions of the relationships between information presented in the Pay versus Performance table.

EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION

Financial Performance Measures
The metrics that the Company uses for both our long-term and short-term incentive awards are selected based on an objective of incentivizing our NEOs to increase the value of our enterprise for our shareholders. The most important financial performance measures used by the Company to link executive compensation actually paid to the Company’s NEOs, for the most recently completed fiscal year, to the Company’s performance are as follows:

Relative TSR
Bookings
Adjusted EBITDA

EXECUTIVE COMPENSATION

Equity Compensation Plan Information

The following table summarizes information for equity compensation plans in effect as of December 31, 2022:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column)
	(a)	(b)	(c)

Equity compensation plans approved by stockholders	331,820	$26.61	1,046,110

Total	331,820	$26.61	1,046,110

(1)

Excludes 651,739 unvested restricted stock awards, which were granted pursuant to the Existing 2017 Plan of Dril-Quip, Inc.. Includes 331,820 unvested Performance Units shown at 100% level of performance achievement.

(2)	The weighted average exercise price does not take into account 331,820 unvested Performance Units, which do not have an exercise price.

EXECUTIVE COMPENSATION

Report of the Audit Committee

The Audit Committee has been appointed by the Board of Directors to assist the Board in overseeing (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) the independent auditor’s independence, qualifications and performance, and (iv) the performance of our internal audit function. The Audit Committee operates under a written charter adopted by the Board and reviewed annually by the Audit Committee.

The Audit Committee has reviewed and discussed our audited consolidated financial statements for the fiscal year ended December 31, 2022 with management and has discussed with PricewaterhouseCoopers LLP, our independent registered public accountants, the matters required to be discussed by the Public Company Accounting Oversight Board Auditing Standard No. 16, Communications with Audit Committees, with respect to those audited financial statements.

The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP’s communications with the Audit Committee concerning independence, and has reviewed, evaluated and discussed with PricewaterhouseCoopers LLP its independence.

Based on its review of the audited financial statements and the various discussions noted above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 for filing with the SEC.

Audit Committee

Terence B. Jupp

Carri A. Lockhart

John V. Lovoi

Steven L. Newman

Amy B. Schwetz

Darryl K. Willis

PROPOSAL 2    Approval of Appointment of Independent Registered Public Accounting Firm

PROPOSAL 2    Approval of Appointment of Independent Registered Public Accounting Firm

The Audit Committee has approved the appointment of PricewaterhouseCoopers LLP (“PwC”) as independent registered public accounting firm to conduct an audit of our consolidated financial statements for the year ending December 31, 2023. PwC has acted as independent registered public accounting firm for us since May 2014. The Board of Directors recommends the approval of PwC as independent registered public accounting firm to conduct an audit of our consolidated financial statements for the year 2023.

Fees Paid to PwC

Aggregate fees for professional services rendered for us by PwC as of or for the years ended December 31, 2022 and 2021 were as follows:

	2022	2021

1. Audit	$2,076,800	$1,769,300

2. Audit Related	—	—

3. Tax	115,500	205,000

4. All Other	2,700	2,700

Total:	$2,191,000	$1,977,000

Audit fees for 2022 were for professional services rendered for the audits of our consolidated financial statements (including consents), the review of those financial statements included in our quarterly reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2022, opinions related to the effectiveness of internal control over financial reporting required by Section 404 of the Sarbanes-Oxley Act and services in connection with statutory and regulatory filings. Tax fees for 2022 were for tax compliance, transfer pricing and consulting services. All Other fees for 2022 were for a software subscription that provides technical accounting guidance and for assistance with SEC matters.

Audit fees for 2021 were for professional services rendered for the audits of our consolidated financial statements (including consents), the review of those financial statements included in our quarterly reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2021, opinions related to the effectiveness of internal control over financial reporting required by Section 404 of the Sarbanes-Oxley Act and services in connection with statutory and regulatory filings. Tax fees for 2021 were for a tax feasibility and technical support procedures on preparing the statutory accounts and tax papers for the Norwegian branch of a subsidiary. All Other fees for 2021 were for a software subscription that provides technical accounting guidance.

Representatives of PwC are expected to attend the annual meeting and will be available to respond to questions which may be asked by stockholders. Such representatives will also have an opportunity to make a statement at the meeting if they desire to do so.

PROPOSAL 2    Approval of Appointment of Independent Registered Public Accounting Firm

Audit Committee Pre-Approval Policy for Audit and Non-Audit Services

The Audit Committee has established a policy that requires pre-approval of the audit and non-audit services performed by the independent registered public accounting firm. Unless a service proposed to be provided by the independent registered public accounting firm has been pre-approved by the Audit Committee under its pre-approval policies and procedures, it will require specific pre-approval of the engagement terms by the Audit Committee. Under the policy, pre-approved service categories are generally provided for up to 12 months and must be detailed as to the particular services provided and sufficiently specific and objective so that no judgments by management are required to determine whether a specific service falls within the scope of what has been pre-approved. In connection with any pre-approval of services, the independent registered public accounting firm is required to provide detailed back-up documentation concerning the specific services to be provided.

The Audit Committee may delegate pre-approval authority to one or more of its members, including to a subcommittee of the Audit Committee. The member or members to whom such authority is delegated shall report any pre-approval actions taken by them to the Audit Committee at its next scheduled meeting. The Audit Committee does not delegate to management any of its responsibilities to pre-approve services performed by the independent registered public accounting firm.

Required Vote and Recommendation of the Board of Directors

The Board of Directors recommends that you vote FOR the approval of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm. In accordance with our bylaws, approval of this proposal will require the affirmative vote of a majority of the votes cast “for” or “against” the proposal. Accordingly, abstentions and broker non-votes applicable to shares present at the meeting will not be included in the tabulation of votes cast on this matter.

PROPOSAL 3    Advisory Vote to Approve Executive Compensation

PROPOSAL 3    Advisory Vote to Approve Executive Compensation

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended, and the related rules of the SEC, we are providing our stockholders with the opportunity to cast a non-binding advisory vote to approve the compensation of our named executive officers at the 2023 Annual Meeting of Stockholders. This item, commonly referred to as a “say on pay” vote, provides you, as a Dril-Quip, Inc. stockholder, the opportunity to express your views regarding the compensation of our named executive officers as disclosed in this proxy statement.

The primary objective of our compensation programs are to attract and retain talented executive officers and to deliver rewards for superior corporate performance. We have structured our compensation program in order to:

•	align executive compensation with performance and appropriate peer group comparisons;

•	produce long-term, positive results for our stockholders;

•	create a proper balance between building stockholder wealth and executive remuneration while maintaining good corporate governance; and

•	provide market-competitive compensation and benefits that will enable us to attract, motivate and retain a talented workforce.

The discussion under “Executive Compensation — Compensation Discussion and Analysis” beginning on page 19 describes our executive compensation program and the related decisions made by the Compensation Committee in 2022 and the beginning of 2023 in more detail. We urge you to read this discussion, as well as the summary compensation table and other related compensation tables and narrative discussion beginning on page 32, which provides detailed information regarding the compensation of our named executive officers.

We are seeking your advisory vote to approve the compensation of our named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC, including under “Executive Compensation — Compensation Discussion and Analysis,” and in the compensation tables and the related narrative discussion. As an advisory vote, this proposal is not binding upon the Company or the Board of Directors. The final decision on the compensation and benefits of our named executive officers and on whether and how to address the results of the vote remains with the Board of Directors and the Compensation Committee. However, the Board of Directors values the opinions expressed by our stockholders, and, as it did in 2022, the Compensation Committee will consider the outcome of the vote when making future compensation decisions for our named executive officers. We currently hold say on pay votes every year and, following consideration of the outcome of the advisory vote on Proposal 4, expect the next say on pay vote after the 2023 Annual Meeting will be held at our 2024 Annual meeting of Directors.

Required Vote and Recommendation of the Board of Directors

The Board of Directors recommends a vote FOR approval, on an advisory basis, of the compensation of the Company’s named executive officers as disclosed in this proxy statement. In accordance with our bylaws, approval of this proposal will require the affirmative vote of a majority of the votes cast “for” or “against” the proposal. Accordingly, abstentions will not be included in the tabulation of votes cast on this matter.

PROPOSAL 4    Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation

PROPOSAL 4    Advisory Vote on the Frequency of Future Advisory Votes to Approve Executive Compensation

In accordance with Section 14A of the Exchange Act and the related rules of the SEC, we are providing our stockholders with the opportunity to cast a non-binding advisory vote as to how frequently we should hold future advisory votes on the compensation of our named executive officers, or “say-on-pay” votes. As a stockholder, you have the option of voting in favor of the Company holding future say-on-pay votes every one, two or three years, or, alternatively, you may abstain from voting. At our 2017 annual meeting, our shareholders voted in favor of annual say-on-pay votes.

Based on our experience and after considering the arguments for and against the various alternatives, the Board of Directors recommends that stockholders vote for annual say-on-pay votes instead of the other options being presented. Although we believe our executive compensation program cannot reasonably be judged on the results of a single year, we believe an annual vote provides stockholders with an important vehicle for expressing their views on the effectiveness of our executive compensation program over time. With annual votes, the Compensation Committee will have the benefit of stockholder views on our executive compensation program every year and be able to evaluate changes in those views over time. Certain compensation decisions must be made early in a year, generally before stockholders have provided their views on the last year’s results, so even annual votes do not provide an opportunity to respond to the results of a given say-on-pay vote. Nevertheless, an annual vote provides the Compensation Committee with more frequent indications of the stockholders’ views and should permit those views to be taken into consideration earlier than would be the case if votes are conducted every two or three years.

As an advisory vote, this proposal is not binding upon the Company or the Board of Directors. However, the Board of Directors values the opinions expressed by our stockholders in their vote on this proposal, and will consider the outcome of the vote when determining the frequency of future advisory votes on executive compensation. Notwithstanding the recommendation of the Board of Directors and the outcome of the stockholder vote with respect to this item, the Board of Directors may decide to conduct future say-on-pay advisory votes on a different basis and may vary its practice based on factors such as input from our stockholders and the adoption of material changes to our executive compensation program.

Required Vote and Recommendation of the Board of Directors

The Board of Directors recommends a vote to hold future advisory votes to approve executive compensation EVERY YEAR. The proxy card provides stockholders with four choices (every one, two or three years, or abstain). Stockholders are not voting to approve or disapprove the recommendation of the Board of Directors. The time period that receives the highest number of votes cast will be considered the preferred frequency for future say-on-pay votes as determined by our stockholders on an advisory basis. Abstentions and broker non-votes will not affect the outcome of the vote on this item.

OTHER BUSINESS

OTHER BUSINESS

Management does not intend to bring any business before the meeting other than the matters referred to in the accompanying notice. If, however, any other matters properly come before the meeting, it is intended that the persons named in the accompanying proxy will vote pursuant to discretionary authority granted in the proxy in accordance with their best judgment on such matters. The discretionary authority includes matters that the Board of Directors does not know are to be presented at the meeting by others.

ADDITIONAL INFORMATION

ADDITIONAL INFORMATION

Stockholder Proposals for 2024 Meeting

In order to be included in our proxy material for our annual meeting of stockholders in 2024, eligible proposals of stockholders intended to be presented at the annual meeting must be received by us on or before November 29, 2023. In all cases, such materials must be directed to our Corporate Secretary at the address indicated on the first page of this proxy statement.

Advance Notice Required for Stockholder Nominations and Proposals

Our bylaws require timely advance written notice of stockholder nominations of director candidates and of any other proposals to be presented at an annual meeting of stockholders. Notice will be considered timely for the annual meeting to be held in 2024 if it is received by February 16, 2024. In the case of director nominations by stockholders, our bylaws require that 90 days’ advance written notice be delivered to our Corporate Secretary at our executive offices and set forth (X) for each person whom the stockholder proposes to nominate for election or re-election as a director, among other things, (a) the name, age, business address and residence address of such person, (b) the principal occupation or employment of such person, (c) any disclosable interests (as defined in our bylaws) of such person, (d) the written consent of such person to having such person’s name placed in nomination at the meeting and to serve as director if elected, (e) any other information relating to such person that would be required to be disclosed in a proxy statement or other filings in connection with solicitations of proxies for the election of directors, (f) a description of all direct and indirect compensation and certain other relationships between the stockholder and the beneficial owner, if any, on whose behalf the nomination is being made, on the one hand, and the proposed nominee, on the other hand, and (g) any agreements and information with respect to such proposed nominee that are required pursuant to the procedures established by the Board of Directors and (Y) for the stockholder giving the notice, (a) the name and address of such stockholder, as they appear on our books, of the beneficial owner, if any, on whose behalf the nomination is made and of any other stockholders known by such stockholder to be supporting the nomination, (b) any disclosable interests (as defined in our bylaws) of such stockholder and such beneficial owner, if any, (c) a representation that such stockholder intends to appear in person at the meeting to nominate the person named in the notice, (d) a description of all agreements, arrangements and understandings between such stockholder and beneficial owner, if any, and any other person or persons (including their names) pursuant to which such nomination is to be made by such stockholder and (e) any other information relating to such stockholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filing in connection with solicitations of proxies for the election of directors. A stockholder’s notice should also include, with respect to each nominee for election or re-election to the Board of Directors, a completed and signed questionnaire, representation and agreement as to certain matters described in our bylaws. A stockholder providing notice of a nomination proposed to be made at a meeting shall update such notice, if necessary, such that the information provided in such notice shall be true and correct as of the record date for the meeting and as of the date that is ten business days prior to the meeting, and such update shall be delivered to us no later than five business days after the record date for the meeting and no later than eight business days prior to the date of the meeting, as applicable. In addition to satisfying the deadlines in the advance notice provisions of our bylaws, a stockholder who intends to solicit proxies in support of nominees submitted under these advance notice provisions must provide the notice required under Rule 14a-19 to the Company no later than March 18, 2024.

In the case of other proposals by stockholders at an annual meeting, our bylaws require that 90 days advance written notice be delivered to our Corporate Secretary at our executive offices and set forth (a) a description of each proposal desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, together with the text of the proposals (including the text of each resolution proposed for consideration) (b) the name and address of the stockholder proposing such business, as they appear on our books, of the beneficial owner, if any, on whose behalf the proposal is made, and of any other stockholders known by such stockholder to be supporting such proposal, (c) any disclosable interests (as defined in our bylaws) of such stockholder and such beneficial owner, if any, on the date of such notice, (d) any financial interest or other material interest of the stockholder and beneficial owner, if any, in such proposal, (e) a representation that the stockholder intends to appear in person or by proxy at the meeting to bring the proposed business before the annual meeting and (f) a description of all agreements, arrangements and understandings between such stockholder and beneficial owner, if

ADDITIONAL INFORMATION

any, and any other person or persons (including their names) in connection with such proposal by such stockholder. A stockholder providing notice of business proposed to be brought before an annual meeting shall update such notice, if necessary, such that the information provided in such notice shall be true and correct as of the record date for the meeting and as of the date that is ten business days prior to the meeting, and such update shall be delivered to us no later than five business days after the record date for the meeting and no later than eight business days prior to the date of the meeting, as applicable. A copy of our bylaws setting forth the requirements for the nomination of director candidates by stockholders and the requirements for proposals by stockholders may be obtained from our Corporate Secretary at the address indicated on the first page of this proxy statement.

In order for director nominations and stockholder proposals to have been properly submitted for presentation at this annual meeting, notice must have been received by our Corporate Secretary on or before February 16, 2024. We received no such notice and no stockholder director nominations or proposals will be presented at the annual meeting.

Householding of Annual Meeting Materials

The SEC has adopted rules that permit companies and intermediaries, such as brokers and banks, to provide notice to an address shared by two or more stockholders by delivering a single notice to those stockholders. This procedure is referred to as “householding.” We do not household our notice with respect to our stockholders of record. However, if you hold your shares in street name, your intermediary, such as a broker or bank, may rely on householding and you may receive a single notice if you share an address with another stockholder.

Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate copy of the notice, or if you are receiving multiple copies of the notice and wish to receive only one, please notify your broker. Stockholders who currently receive multiple notices at their address and would like to request “householding” of their communications should contact their broker.

Annual Report

Dril-Quip’s Annual Report on Form 10-K, which includes our consolidated financial statements for the year ended December 31, 2022, has been furnished to all stockholders, primarily via the Internet and alternatively by mail if requested.

You may obtain a copy of Dril-Quip’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 without charge from our Corporate Secretary by sending a written request to the address indicated on the first page of this proxy statement or you may access it from our website at www.dril-quip.com.

By Order of the Board of Directors

Jeffrey J. Bird
Chief Executive Officer

March 28, 2023

Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card.
Votes submitted electronically must be received by 1:00 a.m., Eastern Time, on May 16, 2023.
Online Go to www.envisionreports.com/DRQ or scan the QR code – login details are located in the shaded bar below.

Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/DRQ

IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A	Proposals – The Board of Directors recommends a vote FOR both director nominees listed, FOR Proposals 2 and 3, and ONE YEAR for Proposal 4.

1. Election of Directors: Nominees:
		For	Against	Abstain
01 - Jeffrey J. Bird		☐	☐	☐

02 - John V. Lovoi		☐	☐	☐

2. Approval of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023.		☐	☐	☐

3. Advisory vote to approve compensation of the Company’s named executive officers.		☐	☐	☐

	1 Year	2 Years	3 Years	Abstain
4. Advisory vote on the frequency of future advisory votes to approve executive compensation.	☐	☐	☐	☐

B	Authorized Signatures – This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
/ /

1 U P X

                                            03SGYB

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 16, 2023.

The Proxy Statement, our annual report and other proxy materials are available at:

www.envisionreports.com/DRQ

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IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

DRIL-QUIP, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD

MAY 16, 2023

The undersigned hereby appoints Kyle F. McClure and James C. Webster, jointly and severally, as proxy holders, with full power of substitution and with discretionary authority, to vote all the shares of Common Stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Dril-Quip, Inc. (the “Company”) to be held on May 16, 2023, at the Company’s worldwide headquarters, 2050 West Sam Houston Parkway S., Suite 1100, Houston, Texas, at 8:30 a.m., Central Time, or at any adjournment thereof, hereby revoking any proxy heretofore given.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN AND IN THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTERS THAT COME BEFORE THE MEETING. IN THE ABSENCE OF SPECIFIC DIRECTIONS TO THE CONTRARY, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS NAMED HEREIN, FOR APPROVAL OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2023, FOR APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS, AND ONE YEAR ON THE FREQUENCY OF FUTURE ADVISORY VOTES TO APPROVE EXECUTIVE COMPENSATION.

(TO BE MARKED, DATED AND SIGNED ON THE OTHER SIDE)

C	Non-Voting Items

Change of Address – Please print new address below.	Meeting Attendance
	Mark box to the right if you plan to attend the Annual Meeting.	☐